UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FIRST AMERICAN FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 1, 2013

Dear Fellow Stockholder,

You are cordially invited to attend our annual meeting of stockholders at 1 p.m., Pacific time, on May 14, 2013, at the executive offices of First American Financial Corporation, located at 1 First American Way, Santa Ana, California 92707.

With this letter, we are including the notice for the annual meeting, the proxy statement and the proxy card. We are also including a copy of our 2012 annual report. A map and directions to our executive offices can be found on the inside back cover of the proxy statement.

We have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

Your vote is important. Whether or not you plan on attending the annual meeting on May 14, 2013, we hope you will vote as soon as possible.

Thank you for your continued support of First American Financial Corporation.

Parker S. Kennedy Chairman of the Board	Dennis J. Gilmore Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 14, 2013

The annual meeting of stockholders of First American Financial Corporation, a Delaware corporation (our “Company”), will be held at 1 p.m., Pacific time, on May 14, 2013, at the executive offices of the Company, located at 1 First American Way, Santa Ana, California 92707, for the following purposes:

1.	To elect the three persons named in the accompanying proxy statement to serve as Class III directors on our board of directors to serve for a three year term;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To approve the Amended and Restated First American Financial Corporation 2010 Employee Stock Purchase Plan;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on March 22, 2013, are entitled to notice of the meeting and an opportunity to vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14: First American Financial Corporation’s notice of annual meeting and proxy statement, annual report and other proxy materials are available at www.firstam.com/proxymaterials.

We hope you will attend the meeting to vote in person. However, if you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the questions and answers commencing on page 2 of the proxy statement and the instructions on the proxy card.

Jeffrey S. Robinson

Vice President and Secretary

Santa Ana, California

April 1, 2013

PROXY STATEMENT

Solicitation of Proxies by the Board of Directors

First American Financial Corporation’s Notice of Annual Meeting, Proxy Statement,

Annual Report and other proxy materials are available at

www.firstam.com/proxymaterials

Our board of directors (our “Board”) is soliciting proxies from holders of our common stock for use at the annual meeting of our stockholders to be held on May 14, 2013, at 1 p.m., Pacific time. The meeting will be held at the executive offices of First American Financial Corporation, a Delaware corporation (our “Company” or “First American”), located at 1 First American Way, Santa Ana, California 92707. We have included a map and directions to our executive offices on the inside back cover of the proxy statement for your convenience.

We are mailing this proxy statement and the enclosed proxy card, notice of annual meeting, chairman’s letter and 2012 annual report to our stockholders on or about April 3, 2013. In lieu of a proxy card, holders of shares held in street name through a bank, broker or other nominee are receiving a voting instruction form from their bank, broker or other nominee. As used herein, references to “proxy” or “proxy card” also refer to the voting instruction form provided to street name holders.

The remainder of this proxy statement has been divided into three sections. You should read all three sections.

I.	Questions and answers: This section provides answers to a number of frequently asked questions.

II.	Proposals to be voted on: This section provides information relating to the proposals to be voted on at the stockholders’ meeting.

III.	Required information: This section contains information that is required by law to be included in this proxy statement and which has not been included in Sections I or II.

I.    QUESTIONS AND ANSWERS

Why have I been sent these proxy materials?

Our Board has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a stockholder of our Company, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

The matters scheduled to be voted on at the meeting are:

•

the election of three persons to serve on the Board as Class III directors until the next annual meeting at which Class III directors are elected or as soon as their successors are duly elected and qualified;

•	an advisory vote to approve executive compensation, which we will refer to as a “Say on Pay” vote;

•	the approval of a proposed amendment and restatement of the Company’s 2010 Employee Stock Purchase Plan;

•	the ratification of the Company’s selection of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the 2013 fiscal year; and

•	any other business properly raised at the meeting or any postponement or adjournment thereof.

At the time this proxy statement was mailed, our Board was not aware of any other matters to be voted on at the annual meeting.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote “FOR”: (1) all of its nominees for director; (2) the Say on Pay proposal; (3) the approval of the amendment and restatement of the Employee Stock Purchase Plan; and (4) the ratification of PwC as our Company’s independent registered public accounting firm for the 2013 fiscal year.

Who may attend the annual meeting?

All stockholders of the Company.

Who is entitled to vote?

Stockholders of record as of the close of business on March 22, 2013, the record date, or those with a valid proxy from a bank, brokerage firm or similar organization that held our shares on the record date are entitled to vote on the matters to be considered at the annual meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How many shares are entitled to vote at the meeting?

As of the record date, 108,040,657 shares of our common stock, par value $0.00001 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each proposal.

How many votes are needed to elect each director?

Those candidates receiving the highest number of affirmative votes, up to the number of Class III directors to be elected, will be elected as Class III directors.

Who are the director nominees?

The three nominees for Class III directors are:

Anthony K. Anderson	Mark C. Oman
Parker S. Kennedy

See page 9 for biographical information regarding the nominees.

How many votes are needed to approve, on an advisory basis, the Company’s executive compensation?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to approve, on an advisory basis, the Company’s executive compensation presented herein.

Is the Board of Directors bound by the Say on Pay vote?

No. The Say on Pay vote is advisory and non-binding.

What is the 2010 Employee Stock Purchase Plan and what changes to the plan are being proposed?

The First American Financial Corporation 2010 Employee Stock Purchase Plan currently allows eligible employees to purchase common stock of the Company at 85.0% of the closing price of the common stock on the last trading day of applicable “offering periods.” The proposed amendment and restatement adds a “lookback feature,” under which the purchase price of Company common stock acquired under the Employee Stock Purchase Plan will be 85% of the lesser of (i) the closing price of Company common stock on the first trading day of the offering period, or (ii) the closing price of Company common stock on the last trading day of the offering period. In addition, the proposed amendment and restatement increases the maximum number of shares of Company common stock that will be made available for sale under the plan from 2,000,000 to 5,000,000. Finally, the proposed amendment and restatement extends the term of the Employee Stock Purchase Plan from May 28, 2020 to July 1, 2023. Stockholder approval is required for each of these amendments. In addition, the proposed amendment and restatement extends the duration of the offering periods under the Employee Stock Purchase Plan from monthly to quarterly periods effective as of July 1, 2013. While included in the amendment and restatement, under the current terms of the Employee Stock Purchase Plan, this change may be implemented by the Board without stockholder approval. The Board believes that these amendments will encourage additional employee stock ownership and thereby better align the interests of employees with long-term stockholders. For additional information, please see Item 3. Approval of the Amended and Restated First American Financial Corporation 2010 Employee Stock Purchase Plan below.

How many votes are needed to approve the Amended and Restated 2010 Employee Stock Purchase Plan?

The New York Stock Exchange, or NYSE, rules require the affirmative vote of the majority of votes “cast” on this proposal. Votes cast are deemed to include abstentions as well as votes “for” or “against” the proposal. The total votes cast on the proposal also must represent over 50% of the outstanding shares as of the record date. If the vote is sufficient under NYSE rules, it will also satisfy the approval threshold under the Company’s bylaws requiring the affirmative vote of a majority of the shares present and entitled to vote.

How many votes are needed to ratify PwC as the Company’s independent registered public accounting firm?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to ratify PwC as the Company’s independent registered public accounting firm.

What happens if the Company’s choice of PwC as its independent registered public accounting firm is not ratified by the stockholders?

If the stockholders do not ratify PwC as the Company’s independent registered public accounting firm for the 2013 fiscal year, the audit committee of the Board (the “Audit Committee”) will reconsider its choice of PwC as the Company’s independent registered public accounting firm and may retain a different independent registered public accounting firm; however, the Audit Committee may nonetheless determine that it is in the Company’s, and its stockholders’, best interests to retain PwC as the Company’s independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm, the Audit Committee may at any time determine that it is in the Company’s, and its stockholders’, best interests to retain a different firm.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways:

You may vote by mail.

You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions accompanying the proxy card. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy by telephone.

You may vote on the Internet.

You do this by following the instructions accompanying the proxy card. If you submit your proxy on the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy on the Internet.

You may vote in person at the meeting.

You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank, broker or other nominee), you must request and receive, prior to the meeting, a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting and you must present the legal proxy at the meeting in order to vote your shares.

What happens if I sign and return my proxy card, but don’t mark my votes?

Dennis J. Gilmore, chief executive officer, or Kenneth D. DeGiorgio, executive vice president, will vote your shares as proxies in accordance with the recommendations of the Board reflected herein.

Can I revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing and returning another proxy card with a later date;

•	if you are a stockholder of record, submitting written notice of your revocation to our secretary at our mailing address on the cover page of this proxy statement;

•	submitting your proxy by telephone or on the Internet (only your latest proxy is counted); or

•

voting in person at the meeting, provided that if your shares are held in street name (in the name of a bank, broker or other nominee), you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Please note that any change to your proxy that is provided by telephone or the Internet must be submitted by 12:00 p.m. Central time on May 13, 2013.

What happens if my shares are held under the name of a brokerage firm?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under NYSE rules to vote customers’ unvoted shares on certain “routine” matters. We believe that the proposal to ratify the selection of the Company’s independent registered public accounting firm is a routine matter under NYSE rules. If you do not submit your proxy, your brokerage firm has discretion to either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Please note that, pursuant to NYSE rules, the election to the Board of the three nominees named in this proxy statement is considered a non-routine matter. Accordingly, if you are a street name holder and do not submit your proxy to your broker, your broker will not have discretion to vote your shares with respect to that proposal. The Say on Pay and Employee Stock Purchase Plan proposals are similarly considered non-routine matters under NYSE rules.

We encourage you to provide instructions to your brokerage firm by submitting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the votes?

An employee of the Company’s transfer agent will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is “householding” and do we do it?

Although we do not “household” for our registered stockholders, some brokers, banks or similar entities holding our common stock for their customers may deliver only one copy of our proxy materials to a household with multiple stockholders sharing the same address, unless contrary instructions have been received from the affected stockholders. This procedure, referred to as “householding,” reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials and wish to receive separate copies of these materials in the future. Alternatively, if you wish to receive a separate set of proxy materials for this year’s annual meeting, we will deliver them promptly upon request to our secretary at our address indicated on the first page of this proxy statement or at (714) 250-3000.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Without a quorum, no business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the shares represented at the annual meeting, either in person or by proxy, may adjourn the annual meeting to another date, time and place. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

What is a “broker non-vote” and how is it treated?

A “broker non-vote” occurs with respect to a proposal if the proposal is considered non-routine under applicable NYSE rules (as described above) and the broker has not received voting instructions from a beneficial owner and therefore does not have the discretionary authority to vote shares held by the beneficial owner with respect to such proposal. Broker non-votes are treated as present for purposes of establishing the presence or absence of a quorum. A broker non-vote on the election of directors will not affect the outcome of the election, since no absolute number of affirmative votes is required. Broker non-votes will not count as votes cast “for” or “against” the Say on Pay proposal and will have no effect on the results of that proposal. Broker non-votes will not count as votes cast “for” or “against” the Employee Stock Purchase Plan proposal nor will they count towards achieving the requirement that votes “cast” must exceed 50% of the record-date shares. We do not anticipate broker non-votes occurring with respect to the ratification of auditor proposal since that matter is routine under applicable NYSE rules.

How are abstentions treated?

Abstentions are treated as present and entitled to vote, but are not treated as votes cast “for” or “against” a proposal. Because the election of directors proposal is determined by a plurality of the votes cast, abstentions have no effect on the outcome of that proposal. However, since the proposal to ratify the selection of the Company’s independent public registered accounting firm and the Say on Pay proposal require the affirmative vote of a majority of the shares present and entitled to vote, abstentions will have the same effect as a vote “against” those proposals. With respect to the proposal to amend and restate the Employee Stock Purchase Plan, NYSE rules treat abstentions as votes “cast,” thus having the same effect as a vote “against” the proposal.

What percentage of stock do the directors and executive officers own?

Together, they owned approximately 4.9% of our common stock as of the record date. See pages 20 through 21 for more details.

When are stockholder proposals for our next annual meeting due in order to be included in the proxy statement?

We will consider proposals submitted by stockholders for inclusion in the proxy statement for the annual meeting to be held in 2014 if they are received no later than December 4, 2013. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one year anniversary of the date of the current annual meeting. See page 67 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

The Company. We will also pay brokers and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own our common stock.

Who may solicit proxies?

In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been engaged by the Company to solicit proxies at an estimated cost of $12,500 plus reimbursement of reasonable expenses.

How will solicitors contact me?

People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Who are the largest principal stockholders outside of management?

The following table lists as of the record date the persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our common stock. The information regarding beneficial owners of more than 5% of our common stock was gathered by us from the filings made by such owners with the Securities and Exchange Commission (the “SEC”) or from informal sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the table headed “Security Ownership of Management” on pages 20 through 21 for that information.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	8,020,139	7.4%
BlackRock Inc.(2)	7,974,382	7.4%
Ariel Investments, LLC(3)	7,967,365	7.4%
Capital Research Global Investors(4)	5,491,169	5.1%
The Vanguard Group – 23-1945930(5)	5,438,788	5.0%

(1)	According to a Schedule 13G/A filed on February 6, 2013, as of December 31, 2012, T. Rowe Price Associates, Inc. beneficially owned 8,020,139 shares of our common stock. These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with sole voting power over 1,273,700 shares and sole dispositive power over 8,020,139 shares of our common stock. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)

According to a Schedule 13G/A filed on February 8, 2013, as of December 31, 2012, BlackRock Inc. beneficially owned 7,974,382 shares of our common stock and had sole voting and dispositive power over all 7,974,382 shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	According to a Schedule 13G/A filed on February 14, 2013, as of December 31, 2012, Ariel Investments, LLC beneficially owned 7,967,365 shares of our common stock and had sole voting power over 7,681,345 shares and sole dispositive power over 7,967,365 shares. The address for Ariel Investments is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(4)	According to a Schedule 13G/A filed on February 13, 2013, as of December 31, 2012, Capital Research Global Investors, a division of Capital Research and Management Company, was deemed to be the beneficial owner of 5,491,169 shares of our common stock as a result of Capital Research and Management Company acting as investment advisor to various registered investment companies and had sole voting and dispositive power over all 5,491,169 shares. Capital Research Global Investors disclaims beneficial ownership of such securities. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(5)	According to a Schedule 13G filed on February 13, 2013, as of December 31, 2012, The Vanguard Group – 23-1945930 beneficially owned 5,438,788 shares of our common stock and had sole voting power over 165,204 shares, sole dispositive power over 5,278,784 shares and shared dispositive power over 160,004 shares. The address for The Vanguard Group – 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

II.    PROPOSALS

Information Regarding the Nominees for Election

The following list provides information with respect to each person nominated and recommended to be elected as a Class III director by our Board, to serve for a three-year term expiring on the date of the 2016 annual meeting of stockholders. Each of the nominees is currently serving as a director of the Company. Messrs. Anderson and Oman were appointed as directors by the Board in November 2012 and March 2013, respectively. Mr. Anderson was initially recommended as a director by a third-party search firm, and Mr. Oman was initially recommended by a non-management director.

Anthony K. Anderson	Mr. Anderson, 57, has been a director since November 2012. He retired as a partner of Ernst & Young LLP in 2012, after serving the firm for 35 years, including as managing partner for the Pacific Southwest region and later for the Midwest region, and as vice chair and a member of the firm’s governing executive board. He is currently a director of Avery Dennison Corporation (NYSE: AVY), AAR Corp. (NYSE: AIR) and Exelon Corporation (NYSE: EXC). Mr. Anderson served on the board of the Federal Reserve Bank of Chicago from 2008 to 2010. He is a member of the American, California and Illinois Institutes of Certified Public Accountants. With 35 years of public accounting experience, including significant experience auditing and advising major international, insurance and financial services companies, Mr. Anderson deepens the Board’s ability to oversee and guide accounting and financial matters. His extensive managerial experience at Ernst & Young brings additional insight into implementing strategies to drive strategic growth and customer satisfaction.

Parker S. Kennedy	Mr. Kennedy, 65, serves as chairman of the board and has been a director of the Company since June 2010, when we separated from The First American Corporation. Mr. Kennedy served as executive chairman of the Company from the separation until his retirement as an employee in February 2012. From 2003 until the separation, he served as The First American Corporation’s chairman and chief executive officer. Previously he also served as The First American Corporation’s president from 1993 to 2004. He served as a director of The First American Corporation and its successor entity, CoreLogic, Inc., from 1987 to 2011, and was CoreLogic, Inc.’s executive chairman from the separation to May 2011. Mr. Kennedy also served on the First Advantage Corporation board until 2009. We believe that Mr. Kennedy, who has worked with us in various capacities for over 30 years, has unparalleled executive experience in our industry. He also brings to the Company an incomparable understanding of our history and culture.

Mark C. Oman	Mr. Oman, 58, has been a director since March 2013. In 2011, he retired from Wells Fargo & Company, after serving it or its predecessors since 1979. At Wells Fargo he held numerous positions, including senior executive vice president (home and consumer finance) from 2005 until his retirement and group executive vice president (home and consumer finance) from 2002 to 2005. Mr. Oman also served as a director and the chief executive officer of Wachovia Preferred Funding Corp. from 2009 to 2011. He is currently involved with several private ventures. Mr. Oman brings to the Board important insights into the mortgage market and working with large mortgage lenders.

Information Regarding the Other Incumbent Directors

The following list provides information with respect to the individuals currently serving as Class I directors, whose current term expires at the 2014 annual meeting of stockholders, followed by similar information with respect to the Class II directors, whose term expires in 2015.

Class I Directors—Term Expiring 2014

James L. Doti	Mr. Doti, 66, has been a director since June 2010, when we separated from The First American Corporation. He is the president and Donald Bren Distinguished Chair of Business and Economics at Chapman University. He served as a director of The First American Corporation from 1993 until the separation. He served on the boards of Standard Pacific Corp. until 2011 and Fleetwood Enterprises, Inc. until 2009. As president of Chapman University and with a doctorate in economics from the University of Chicago, Dr. Doti gives our Company insight into the organizational challenges that large companies face and the impact of the economic environment on the Company.

Michael D. McKee	Mr. McKee, 67, has been a director since March 2011. He is currently chief executive officer of Bentall Kennedy U.S., L.P., one of the largest privately-owned real estate investment advisory firms in the United States. Mr. McKee also served as the chief executive officer of The Irvine Company, a privately-held real estate development and investment company, from 2007 to 2008, as vice chairman of its board of directors from 1999 to 2008 and as an executive officer of that company since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is currently a director of HCP, Inc. (NYSE: HCP), Realty Income Corporation (NYSE: O) and the Tiger Woods Foundation. He also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities, Inc. and Oasis Residential Inc. Mr. McKee brings to the Board significant operating and executive management experience. This experience, combined with Mr. McKee’s extensive background in the real estate industry, facilitates the Board’s oversight of the Company’s operations and enhances its ability to assess strategic opportunities.

Thomas V. McKernan	Mr. McKernan, 68, has been a director since March 2011. He serves as chairman of the board of AAA – Auto Club Enterprises and the Automobile Club of Southern California (the “Auto Club”). Mr. McKernan served as chief executive officer of the Auto Club from 1991 until his retirement in 2012. Mr. McKernan also serves as a director of Payden & Rygel Investment Group and as a trustee of certain funds associated therewith. Other positions held by Mr. McKernan include directorships with various companies and membership on various advisory councils. In addition, he served as vice chairman of the board of California Physicians Service, Inc., which operates as Blue Shield of California, and its subsidiary, Blue Shield of California Life & Health Insurance Company, until September 2009. Through his operating and executive management experience, much of it gained in the process of transforming the Auto Club into a leader in the California insurance industry, Mr. McKernan brings to the Company valuable insight into the challenges facing an insurance company that is executing on a strategic growth plan. His extensive experience participating in the management of insurance company investment portfolios also has been of significant value to the Company.

Virginia M. Ueberroth	Ms. Ueberroth, 73, has been a director since June 2010, when we separated from The First American Corporation. She is chairman of the Ueberroth Family Foundation, a philanthropic organization, and a director of Hoag Memorial Hospital Presbyterian. She served as a director of The First American Corporation from 1988 until the separation. Through Ms. Ueberroth’s experience in philanthropic causes, the Company derives an appreciation for its stakeholders in the community.

Class II Directors—Term Expiring 2015

Hon. George L. Argyros

Mr. Argyros, 76, has been a director since June 2010, when we separated from The First American Corporation. He serves as chairman and chief executive officer of Arnel & Affiliates, a private diversified investment company. He served as a director of The

First American Corporation from 1988 to 2001, was the U.S. Ambassador to Spain and Andorra from 2001 to 2004, and again served on The First American Corporation’s board of directors from 2005 until the separation. He currently serves as a director of DST Systems, Inc. and Pacific Mercantile Bancorp. Through his experience as a real estate investor, Mr. Argyros provides the Company with insight into the importance of our services to our customers as well as an important perspective on how we can improve those services.

Dennis J. Gilmore	Mr. Gilmore, 54, is our chief executive officer and has been a director since June 2010, when we separated from The First American Corporation. From 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. He also served as chief operating officer of The First American Corporation from 2004 to 2008. As the Company’s chief executive officer, Mr. Gilmore provides our Board of Directors in-depth insight into the Company’s businesses, challenges and opportunities, as well as significant experience in the real estate settlement services industry.

Herbert B. Tasker	Mr. Tasker, 76, has been a director since June 2010, when we separated from The First American Corporation. He has served as chairman and chief executive officer of Mason McDuffie Mortgage Corporation since 2005. He was a mortgage industry consultant from 2004 to 2005 and was vice chairman and managing director of Center Capital Group, Inc., a mortgage conduit, from 1999 to 2004. He served as a director of The First American Corporation from 2002 until the separation and has also previously served on the board of AmNet Mortgage, Inc. The Company avails itself of Mr. Tasker’s experience as an executive at various mortgage companies and prior service as president of the National Mortgage Bankers Association of America to better understand and anticipate trends in the mortgage industry.

Directors Serving through May 14, 2013

Hon. William G. Davis	Mr. Davis, 83, has been a director since June 2010, when we separated from The First American Corporation. He is counsel to the law firm Davis Webb LLP. Previously, he was counsel to Torys LLP until 2010. He served as a director of The First American Corporation from 1992 until the separation. Other positions held by Mr. Davis include directorships with various foreign companies. As the former premier of Ontario, Canada, Mr. Davis provides advice and direction with respect to our relationship with governmental entities and with respect to our extensive business in Canada and our other international operations. In connection with the Company’s mandatory retirement policy, Mr. Davis is not standing for reelection and, accordingly, it is anticipated that his service on the Board will be completed on May 14, 2013.

Lewis W. Douglas, Jr.	Mr. Douglas, 88, has been a director since June 2010, when we separated from The First American Corporation. He is chairman of Stanley Energy, Inc., an oil exploration company. He served as a director of The First American Corporation from 1971 until the separation and also from 1961 to 1967. With a background in oil and gas exploration, Mr. Douglas brings to the Company, particularly in his role as chairman of our Compensation Committee, an awareness of the relationship between risk and reward, which has manifested itself through increased rigor in our compensation programs. In connection with the Company’s mandatory retirement policy, Mr. Douglas is not standing for reelection and, accordingly, it is anticipated that his service on the Board will be completed on May 14, 2013.

See the section entitled “Security Ownership of Management,” which begins on page 20, for information pertaining to stock ownership of our directors. There are no family relationships among any of the directors or nominees or any of the executive officers of the Company. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

Item 1. Election of Class III Directors

Our certificate of incorporation provides for a classified board of directors. Each person elected as a Class III director at the annual meeting of stockholders will serve for a three-year term expiring on the date of the 2016 annual meeting. Our Board has nominated the following individuals for election as Class III directors.

Anthony K. Anderson
Parker S. Kennedy
Mark C. Oman

In connection with the Company’s mandatory retirement policy discussed in greater detail on page 23, William G. Davis and Lewis W. Douglas Jr., Class III directors, are not standing for reelection.

Unless otherwise specified by you in your proxy card, the proxies solicited by our Board will be voted “FOR” the election of the Class III director nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board. Our Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE CLASS III DIRECTOR NOMINEES.

Item 2. Advisory Vote to Approve Executive Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 we are seeking the advice of our stockholders on the compensation of our named executive officers as presented in the “Executive Compensation” section of this proxy statement commencing on page 28. Specifically, we are seeking stockholder approval of the following resolution:

“RESOLVED, that the stockholders of First American Financial Corporation approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company’s 2013 annual meeting of stockholders.”

We refer to this proposal as a “Say on Pay” proposal. As part of its process in determining executive compensation levels for 2012, the Compensation Committee has reviewed the results of last year’s Say on Pay proposal, in which more than 97% of the Company’s shares present and entitled to vote approved 2011 executive compensation. The stockholder support for the prior Say on Pay proposal reinforces the Compensation Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforces the Compensation Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

The Compensation Committee believes the Company achieved superior performance in 2012. Pretax income for the year was $467.4 million on revenues of $4.5 billion, for a pretax margin of 10.3% on a consolidated basis. During 2011, pretax income was $130.3 million on revenues of $3.8 billion for a consolidated pretax margin of 3.4%. The pre-tax margin generated by the Company’s title insurance segment improved from 4.9% in 2011 to 11.3% in 2012, exceeding the 8% to 10% goal communicated to investors at the time the Company separated from its prior parent company in 2010. Notably, this was achieved in a real estate and mortgage market driven primarily by refinance transactions, which typically generate lower margins for the Company than purchase transactions. Return on average equity for 2012 was 13.8%, compared to 3.9% for 2011, which also exceeded the goal communicated to investors in 2010.

The Company’s businesses, which are driven largely by real estate activity, benefited during 2012 from a substantial increase in refinance activity and a meaningful improvement in the purchase market. The Compensation Committee believes that the Company’s ability to achieve superior operating results in this market reflected the significant structural enhancements to the Company’s operations made during the more difficult market environment of recent years. These structural changes and the resulting increased operating leverage exhibited by the Company’s businesses during 2012 contributed to the Company’s total stockholder return of 94% during 2012.

The full results of the 2012 executive compensation program are included in the section entitled “Compensation Discussion and Analysis” below commencing on page 28. Stockholders are urged to read the Compensation Discussion and Analysis as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 45 through 64, in their entirety.

While this vote to approve executive compensation is not binding, the Compensation Committee intends to review the results of the vote in connection with its ongoing analysis of the Company’s compensation programs. The Company includes a Say on Pay proposal in its proxy materials on an annual basis and thus, the next Say on Pay proposal will occur at the Company’s 2014 annual meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Item 3. Approval of the Amended and Restated First American Financial Corporation 2010 Employee Stock Purchase Plan

General

On March 27, 2013, the Board adopted and approved the Amended and Restated 2010 Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval. The Board is submitting the ESPP to stockholders for adoption and approval at the 2013 annual meeting. The purpose of the ESPP is to provide an opportunity for employees of the Company (and any participating subsidiaries) to purchase common stock of the Company at a discount through accumulated payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). However, sub-plans that do not meet the requirements of Section 423 of the Code may be established for the benefit of eligible employees of non-U.S. subsidiaries of the Company.

Summary of the ESPP and Proposed Amendments

The following is a summary of the principal features of the ESPP. The following summary does not purport to be a complete description of all provisions of the ESPP and is qualified in its entirety by the complete text of the ESPP, which is attached to this proxy statement as Appendix A. The proposed amendment and restatement adds a “lookback feature,” under which the purchase price of Company common stock acquired under the ESPP will be 85% of the lesser of (i) the closing price of Company common stock on the first trading day of the offering period, or (ii) the closing price of Company common stock on the last trading day of the offering period. In addition, the proposed amendment and restatement increases the maximum number of shares of Company common stock that will be made available for sale under the plan from 2,000,000 to 5,000,000, which 5,000,000 shares represents 4.6% of our fully-diluted common stock outstanding as of the record date, March 22, 2013. Finally, the proposed amendment and restatement extends the term of the ESPP from May 28, 2020 to July 1, 2023. Stockholder approval is required for each of these amendments. In addition, the proposed amendment and restatement extends the duration of the offering periods under the ESPP from monthly to quarterly periods effective as of July 1, 2013, and makes certain other ministerial changes. While included in the amendment and restatement, under the current terms of the ESPP, these changes may be implemented by the Board without stockholder approval. The Board believes that these amendments will encourage additional employee stock ownership and thereby better align the interests of employees with long-term stockholders. Stockholders are urged to read the ESPP in its entirety.

Administration

An administrative benefits plan committee consisting of Company employees (the “Administrative Plan Committee”) currently administers the ESPP. The Administrative Plan Committee has full discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate any disputed claims filed under the ESPP. Any rights or responsibilities given to the Administrative Plan Committee under the ESPP may be exercised by the Board, and the Administrative Plan Committee may delegate the routine day-to-day administration of the ESPP to other persons or organizations, including to any employee of the Company.

Operation

As proposed to be amended, effective July 1, 2013 the ESPP is generally expected to operate in consecutive quarterly periods referred to as “offering periods.” The first quarterly offering period under the amended and restated ESPP is expected to commence on July 1, 2013 and end on the last trading day in the quarter ending September 30, 2013, with successive offering periods expected to begin on the first trading day of the calendar quarter following the end of the immediately preceding offering period and to terminate on the last trading day of that quarter. Prior to July 1, 2013, the ESPP operates in consecutive monthly offering periods, commencing on the first trading day of each month and ending on the last trading day of each month. The ESPP gives the Board, the Administrative Plan Committee and the Company’s chief executive officer the flexibility to change the duration (including the commencement date) of future offering periods without stockholder approval. However, offering periods may not last longer than the maximum offering period permitted under Section 423 of the Code.

On the first day of each offering period, each eligible employee for that offering period will be granted an option to purchase shares of the Company’s common stock. Each participant’s option will permit the participant to purchase a number of shares determined by dividing the employee’s accumulated payroll deductions for the offering period by the applicable purchase price. A participant must designate in his or her enrollment package the amount (if any) of compensation to be deducted during that offering period for the purchase of stock under the ESPP. The participant’s payroll deduction election will generally remain in effect for future offering periods unless terminated by the participant. A participant generally may elect to increase or decrease his or her payroll deductions during the offering period, subject to any limitations on the number of changes determined by the Administrative Plan Committee. A participant may also elect to withdraw from any offering period on or before a date designated by the Administrative Plan Committee, in which case the participant’s payroll deductions will be refunded and the participant’s outstanding options will terminate.

Each participant’s payroll deductions under the ESPP will be credited to a bookkeeping account in his or her name under the ESPP. Amounts contributed to the ESPP constitute general corporate assets of the Company and may be used for any corporate purpose.

Unless a participant withdraws from the ESPP as noted above, each option granted under the ESPP will automatically be exercised on the last day of the respective offering period (referred to as the “Exercise Date”). The number of shares acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s ESPP account balance as of the Exercise Date for the offering period by the purchase price of the option. As proposed to be amended, the purchase price for each option will equal 85% of the lesser of the fair market value of a share of the Company’s common stock (i) on the first day of the offering period or (ii) on the Exercise Date for the offering period. Previously, the ESPP provided that the purchase price for each option was 85% of the fair market value of a share of the Company’s common stock on the Exercise Date. Under the ESPP, the Board, the Administrative Plan Committee or the Company’s chief executive officer may, prior to the start of any offering period, provide that the purchase price for each option will equal an amount that is no less than 85% of the fair market value of a share of the Company’s common stock on either the first or last day of the offering period. Fair market value under the ESPP is generally defined as the closing price (in regular trading) for a share of common stock as furnished by the NYSE on the applicable date. A participant’s ESPP account will be reduced upon exercise of his or her option by the amount used to pay the purchase price of the shares acquired by the participant. No interest will be paid to any participant or credited to any account under the ESPP.

Eligibility

Only certain employees are eligible to participate in the ESPP. All employees who are at least eighteen (18) years of age and employed by the Company or any subsidiaries of the Company which have been designated by the Administrative Plan Committee as eligible to participate in the ESPP will generally be eligible to participate in the ESPP. The Administrative Plan Committee may, in its discretion, exclude from participation in the ESPP employees whose customary employment is for not more than twenty (20) hours per week and/or five (5) months in any calendar year. In addition, the Administrative Plan Committee may also exclude employees who are citizens or residents of a foreign jurisdiction if the grant of an option to such an employee is prohibited under the laws of the foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the ESPP to violate the provisions of Section 423 of the Code.

As of March 26, 2013, approximately 12,000 employees of the Company and its subsidiaries were eligible to participate in the ESPP.

Limits on Authorized Shares; Limits on Contributions

If the Company’s stockholders approve the ESPP, the maximum number of shares of the Company’s common stock that may be purchased under the ESPP will increase from 2,000,000 to 5,000,000 (subject to adjustment as described below).

Participation in the ESPP is also subject to the following limits:

•

A participant will not be granted an option under the ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or one of its subsidiaries.

•

A participant cannot accrue rights to purchase more than $25,000 of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which an option is outstanding.

•

A participant cannot contribute more than 15% of his or her compensation to the purchase of stock under the ESPP in any one payroll period, or such other percentage specified by the Board, the Administrative Plan Committee or the Company’s chief executive officer.

•

If the Administrative Plan Committee permits payroll contributions expressed in a flat dollar contribution, a participant may not contribute more than $7,000 per offering period, or such other amount specified by the Board, the Administrative Plan Committee or the Company’s chief executive officer.

•

A participant cannot purchase more than 1,000 shares of the Company’s common stock under the ESPP with respect to any one offering period, or such other share limit specified by the Board, the Administrative Plan Committee or the Company’s chief executive officer.

Termination of Employment

If a participant ceases to be an eligible employee for any reason, his or her payroll deductions will automatically cease, but the participant will generally continue to participate in the then in-progress offering period until the applicable Exercise Date. However, if the applicable Exercise Date occurs more than three months after the participant ceases to be an eligible employee, the participant’s payroll deductions will be refunded to the participant and his or her outstanding options will terminate. Like other participants, a participant who ceases to be an eligible employee continues to have the right to withdraw from any offering period prior to the date specified by the Administrative Plan Committee, in which case the participant’s payroll deductions will be refunded and the participant’s outstanding options will terminate.

Corporate Transactions

Upon the occurrence of a sale of all or substantially all the business, stock or assets of the Company or any merger, combination, consolidation, exchange or other reorganization or similar event in connection with which the Company does not survive (or does not survive as a public company in respect of its common stock), the Board or Administrative Plan Committee may make provision for the assumption, substitution, or exchange of the outstanding options based upon, to the extent relevant, the distribution or consideration payable to holders of the common stock upon or in respect of such event. If the Board or Administrative Plan Committee fails to make such a provision or if the outstanding options would otherwise not continue in accordance with their terms, then the in-progress offering period will be shortened by establishing a new Exercise Date that is before the date of the corporate transaction.

Liquidation or Dissolution

If the Company proposes to dissolve or liquidate, unless otherwise provided by the Board or the Administrative Plan Committee, the then in-progress offering period will be shortened by establishing a new Exercise Date that is before the date of the liquidation or dissolution.

Adjustments

The number and type of shares of stock available under the ESPP or subject to outstanding options, as well as the purchase price of outstanding options and the share limits under the ESPP, are subject to adjustment in the event of certain reclassifications, reorganizations, mergers, consolidation, combinations, recapitalizations, spin-offs, stock splits, stock dividends, extraordinary dividends or distributions of property to the stockholders or any similar unusual or extraordinary corporate transaction in respect of the Company’s common stock.

Transfer Restrictions

A participant’s rights with respect to options or the purchase of shares under the ESPP, as well as payroll deductions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Amendments

The Board or the Administrative Plan Committee generally may amend, suspend, or terminate the ESPP at any time and in any manner, provided that, with limited exceptions, the action may not adversely affect a participant’s rights under his or her outstanding options. Stockholder approval for an amendment to the ESPP will generally only be required to the extent necessary to meet the requirements of Section 423 of the Code or to the extent otherwise required by law or applicable stock exchange rules.

Subplans

The Board or the Administrative Plan Committee may adopt subplans applicable to particular subsidiaries of the Company which may be designed to be outside the scope of Section 423 of the Code.

Term

The 2010 Employee Stock Purchase Plan originally became effective on May 28, 2010. Subject to stockholder approval, this Amended and Restated 2010 Employee Stock Purchase Plan will become effective on July 1, 2013, and will continue in effect for a term of 10 years, unless terminated earlier by the Board or its delegate.

U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to the purchase of shares under the ESPP are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general summary of the current U.S. federal income tax principles applicable to the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe gift, estate, social security, state, local or international tax consequences. In addition, if one or more sub-plans are established for employees of non-U.S. subsidiaries, the tax rules may be different than discussed below.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Participant contributions to the ESPP through payroll deductions are made on an after-tax basis. That is, a participant’s payroll deductions that are contributed to the ESPP are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her ESPP option. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale or disposition of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period ends on the later of (1) two years after the first day of the offering period in which the participant acquired the shares, or (2) one year after the Exercise Date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares (calculated as though the shares had been purchased on the first day of the offering period), or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” for tax purposes if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, regardless of whether the shares are sold at a gain or a loss, the participant will realize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares on the Exercise Date on which the participant acquired the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the Exercise Date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Exercise Date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the Exercise Date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Exercise Date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by a participant.

Specific Benefits under the ESPP

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of payroll deductions contributed to purchase shares of the Company’s common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

The closing price of a share of the Company’s common stock as of March 22, 2013 was $24.40 per share.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE FIRST AMERICAN FINANCIAL CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN.

Item 4. Ratification of Selection of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of PwC are expected to be present at the annual meeting, and, if they do attend the annual meeting, will have an opportunity to make a statement and be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of PwC and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s best interests and those of its stockholders.

The affirmative vote of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of PwC as our Company’s independent registered public accounting firm for the 2013 fiscal year, provided that the shares voting affirmatively on the proposal also constitute at least a majority of the shares required to constitute a quorum at the meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOREGOING PROPOSAL TO RATIFY THE SELECTION OF PwC AS OUR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

III.    REQUIRED INFORMATION

Security Ownership of Management

The following table sets forth the total number of our shares of common stock beneficially owned and the percentage of the outstanding shares so owned as of the record date by:

•	each director (and each nominee for director);

•	each executive officer named in the “Summary Compensation Table” on page 45 (each, a “named executive officer”); and

•	all directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, the stockholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of Common shares	Percent if greater than 1%
Directors
Anthony K. Anderson	—	—
George L. Argyros(1)	1,045,798	1.0%
Hon. William G. Davis	29,360	—
James L. Doti	42,017	—
Lewis W. Douglas, Jr.	61,770	—
Dennis J. Gilmore	667,423	—
Parker S. Kennedy(2)	2,850,860	2.6%
Michael D. McKee	13,607	—
Thomas V. McKernan	18,607	—
Mark C. Oman	4,000	—
Herbert B. Tasker	58,093	—
Virginia M. Ueberroth(3)	133,910	—

Named executive officers who are not directors
Kenneth D. DeGiorgio	59,112	—
Christopher M. Leavell	53,452	—
Max O. Valdes	2,739	—
Mark E. Seaton	4,594	—

All directors, named executive officers and other executive officers as a group (17 persons)	5,045,635	4.6%

The shares set forth in the table above include shares that the following individuals have the right to acquire within 60 days of the record date in the amounts set forth below:

Individuals	Shares
Anthony K. Anderson	—
Hon. George L. Argyros	11,645
Hon. William G. Davis	11,645
James L. Doti	11,645
Lewis W. Douglas, Jr.	11,645
Dennis J. Gilmore	409,728
Parker S. Kennedy	282,261
Michael D. McKee	—
Thomas V. McKernan	—
Mark C. Oman	—
Herbert B. Tasker	11,645
Virginia M. Ueberroth	11,645
Kenneth D. DeGiorgio	—
Christopher M. Leavell	23,290
Max O. Valdes	2,739
Mark E. Seaton	—

(1)	Includes 235,889 shares held in the Argyros Family Trust, for the benefit of Mr. Argyros and his family members and over which Mr. Argyros has voting and dispositive power; 3,400 shares held by Mr. Argyros as trustee, with investment power over such securities, of two trusts for the benefit of family members; 125 shares held in a Uniform Transfers to Minors Act custodial account for which Mr. Argyros serves as the custodian; 7,513 shares held by a trust for which Mr. Argyros is not a trustee, over which Mr. Argyros may be deemed to have investment power; 655,016 shares held by a nonprofit corporation whose six-member board of directors includes Mr. Argyros and his wife, which board directs the voting and disposition of such shares; and an aggregate of 114,700 shares held by two companies of which Mr. Argyros is the sole stockholder, chief executive officer and a director. Mr. Argyros disclaims beneficial ownership of all shares included in the table which are held by a nonprofit corporation or by a trust for which Mr. Argyros is not the beneficiary.

(2)	Includes 2,466,686 shares held by Kennedy Enterprises, L.P., a California limited partnership of which Mr. Kennedy is the sole general partner. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, including the power to vote securities held by the partnership, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of the Company without the prior written consent of all of the limited partners. Of the shares held by the partnership, 465,584 are allocated to the capital accounts of Mr. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are relatives of Mr. Kennedy. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Mr. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.

(3)	Includes 5,000 shares held by a nonprofit corporation of which Ms. Ueberroth is an officer and whose six-member board of directors is chaired by Ms. Ueberroth and also composed of her husband and children. In her capacity as an officer of that corporation, Ms. Ueberroth has the power, as do certain other officers, to direct the voting and disposition of the shares. Ms. Ueberroth disclaims beneficial ownership of these shares.

Board and Committee Meetings

Our Board held nine meetings during 2012. No director attended less than 75% of the meetings of the Board and the committees (if any) on which the director served. From time to time, our Board may act by unanimous written consent as permitted by the laws of the State of Delaware. Our Board’s standing committees include an audit, nominating and corporate governance, and compensation committee.

Audit Committee

The members of the Audit Committee are Messrs. Doti (chairman), McKernan and Tasker. The functions performed by this committee include:

•	reviewing internal auditing procedures and results,

•	selecting our independent registered public accounting firm,

•

engaging with our compliance and risk management executives to review the state of enterprise risk management and compliance programs with a view to understanding the steps management has taken to monitor and control the Company’s major risk exposures,

•	reviewing with internal counsel the state of litigation, claims and regulatory matters,

•	discussing with management, internal audit and external advisors the state of internal controls and management tone,

•	directing and supervising investigations into matters within the scope of its duties,

•

reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm, and

•	supervising the oversight of the Company’s investment portfolios.

Our Audit Committee met six times during 2012. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. Our Board of Directors has determined that Messrs. Doti and McKernan are audit committee financial experts within the meaning of the SEC’s rules and regulations and that each member of the Audit Committee meets the requirement of independence established in the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards.

Compensation Committee

The members of the Compensation Committee are Messrs. Davis, Douglas (chairman), McKee and Tasker. This committee establishes compensation rates and procedures with respect to our executive officers, including bonus awards, monitors our equity compensation plans and makes recommendations to the Board regarding director compensation. Our Compensation Committee met six times during 2012. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com.

Additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included in the section entitled “2012 Director Compensation,” which begins on page 63. Additional information concerning the executive compensation policies and objectives established by the Compensation Committee, the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, and the role of executive officers and the Compensation Committee’s compensation consultant in determining executive compensation is included in the section entitled “Compensation Discussion and Analysis,” which begins on page 28, under the subsection entitled “Role of the Compensation Committee” on page 30.

Nominating and Corporate Governance Committee

The members of this committee are Messrs. Argyros, Davis (chairman) and Douglas and Ms. Ueberroth. This committee is responsible for identifying individuals qualified to become directors of our Company; recommending that the Board select the nominees identified by the committee for all directorships to be filled by the Board or by the stockholders; and developing, recommending to the Board and periodically reviewing the corporate governance principles applicable to our Company. This committee held three meetings during 2012. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. The committee has adopted procedures by which certain stockholders of the Company may recommend director nominees to the Board. In particular, the committee has established a policy whereby it will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of five percent of the Company’s outstanding shares of common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to the secretary of the Company at our address indicated on the first page of this proxy statement. The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

As stated in its charter, while the committee has no specific minimum qualifications in evaluating a director candidate, the committee takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on our Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. The committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if our Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of such directors generally is not subject to the committee process for identifying and evaluating nominees for director. The committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying potential candidates for nomination.

The Company does not have a formal policy for the consideration of diversity in identifying nominees for director. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and, as indicated above, considers diversity as a factor when identifying and evaluating candidates for membership on our Board. This committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives as well as race, gender and national origin. Utilizing these factors, and the factors described above, this committee makes recommendations, as the committee deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of this committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

Our Corporate Governance Guidelines also contain a mandatory retirement policy, which provides that no person is eligible for election as a director if on January 1 of the year of the election he or she is age 77 or older.

Independence of Directors

The Board has affirmatively determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as each other member of the Board, except Dennis J. Gilmore and Parker S. Kennedy (who are not independent), is “independent” as that term is defined in the corporate governance rules of the New York Stock Exchange for listed companies, and that each member of the Audit Committee is independent under the additional standards applicable to that committee. In making these determinations, the Board considered the following relationships between directors and the Company: Messrs. Argyros and McKee are affiliated with, and Messrs. Anderson and Oman were previously affiliated with, entities that do business with or that represent clients that do business with the Company in the ordinary course from time to time; Mr. Davis’s son is a director of one of the Company’s subsidiaries and he receives standard director fees for his services; each of Messrs. Argyros, Doti, and McKernan and Ms. Ueberroth is affiliated with one or more nonprofit organizations to which the Company and/or its management has made donations from time to time; and Mr. Tasker is affiliated with a company that subleased approximately 2,200 square feet of office space from the Company at a market rate until the lease expired on March 31, 2013. Each of the relationships above, while considered by the Board, falls within the Company’s categorical independence standards contained in the Board’s corporate governance guidelines, which are available on the corporate governance section of the Company’s Web site at www.firstam.com. In addition, during 2012 a $10 million testamentary gift was made by Mr. Kennedy’s father to Chapman University, of which Mr. Doti serves as president.

Board Leadership Structure; Meetings of Independent Directors

Our Board believes it is important to select the Company’s chairman and the Company’s chief executive officer in the manner it considers in the best interests of the Company at any given point in time. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals. Our Board has determined at this time that it is appropriate to separate the roles of chairman and chief executive officer and these positions are currently held by different individuals, Mr. Kennedy and Mr. Gilmore, respectively.

To promote the independence of our Board and appropriate oversight of management, a lead independent director, currently Mr. Doti, is elected to ensure free and open discussion and communication among the non-management members of our Board, which are those directors who are not employees of the Company. In 2012 the non-management directors met four times in executive session without management present and the independent directors met twice in executive session. The lead director is responsible for chairing and coordinating the agenda for the executive sessions of the non-management directors, or independent directors, as applicable, and serving as the principal liaison between the independent directors as a group and the chairman. In addition, the lead director is to provide advice to the chairman with respect to the following: (i) establishing an appropriate schedule for Board meetings; (ii) preparing agendas for the meetings of the Board and its committees; (iii) the retention of consultants who report directly to the Board; (iv) the Nominating and Corporate Governance Committee’s oversight and implementation of the Company’s corporate governance policies; and (v) the Compensation Committee’s oversight of the implementation of and compliance with the Company’s policies and procedures for evaluating and undertaking executive and incentive-based compensation.

Our Board believes this to be the most effective leadership structure for the Company at this time because it effectively allocates authority, responsibility, and oversight between management, the chairman of the board and the independent members of our Board and capitalizes on the experience and strengths of our current management team. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our chief executive officer, enabling the lead director to facilitate our Board’s independent oversight of management and consideration of key governance matters, and allowing our chairman to promote communication between management and our Board. The Board believes that its programs for overseeing risk, as described under the Risk Oversight section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Risk Oversight

The Board’s responsibilities in overseeing the Company’s management and business to maximize long-term stockholder value include oversight of the Company’s key risks and management’s processes and controls to manage them appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

Although risk oversight permeates many elements of the work of the full Board and the committees, the Audit Committee has the most direct and systematic responsibility for overseeing risk management, and has been designated by the Board as its risk oversight committee. To that end, the Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•	having responsibility for the internal audit function, with that function reporting directly to the committee;

•	overseeing the independent registered public accounting firm;

•	receiving reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls;

•	reviewing regularly with management legal and regulatory matters that could have a significant impact on the Company;

•	supervising the oversight of the Company’s investment portfolios;

•	overseeing the Company’s compliance program with respect to legal and regulatory requirements and risks; and

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discussing with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the committee regularly receives reports from management, including the Company’s enterprise risk management committee on which senior officers of the Company sit, and internal and external auditors regarding the Company’s enterprise risk management program, compliance program, investment portfolios, information security and business continuity programs, extraordinary claims and losses and noteworthy litigation.

Separately, the Compensation Committee oversees the Company’s compensation policies and practices and has assessed whether the Company’s compensation policies encourage excessive risk taking. The Compensation Committee has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In arriving at that conclusion the Compensation Committee considered, among other factors, the Company’s review and approval processes surrounding certain compensatory arrangements; caps on certain variable compensation; the metrics used to determine variable compensation, including the performance measures selected by the Compensation Committee and performance ranges associated with the metrics; the Compensation Committee’s oversight of inclusion or exclusion of extraordinary items in the financial results upon which certain compensatory arrangements are based; the inclusion of overall Company performance in the determination of divisional leader compensation; the portion of variable compensation paid in restricted stock units, which generally vest over four years; the extent to which qualitative judgments are involved in the compensatory arrangements; the amount of compensation paid as sales commissions, the number of people to whom such compensation is paid and the localized nature of the commission payments; controls, such as actuarial studies on claims, underwriting controls and quality checks that the Company employs; and the extent to which compensatory arrangements can be changed if circumstances evidence increased risk associated with such arrangements.

Director Attendance at Annual Meetings

Our directors are expected to attend the annual meetings of our stockholders. Each of our directors attended our previous annual meeting except for Messrs. Davis and Douglas.

Stockholder and Interested Party Communications with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the lead director or any of the other non-management directors of our Company (individually or as a group) by writing to such director(s) at the business addresses provided under each director’s name in the corporate governance section of our Web site at www.firstam.com. Directors receiving such communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-800-589-3259. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Transactions with Management and Others

The Board of Directors has adopted a written policy regarding related party transactions, which generally prohibits transactions between the Company and/or its affiliates, on the one hand, and the Company’s directors, officers (or officers of affiliates) or stockholders holding in excess of 5% of the Company’s common stock, on the other hand, without prior approval. The approving body may be either the Board or the Nominating and Corporate Governance Committee, or, if the proposed transaction involves $1,000,000 or less and it is impractical to seek the approval of the Board or that committee, then the chairman of the Nominating and Corporate Governance Committee may review and pre-approve the transaction (or the chairman of the Audit Committee if the chairman of the Nominating and Corporate Governance Committee is a party to the transaction). The policy prohibits directors of the Company from entering into any transaction with the Company or any of its affiliates outside of the ordinary course of business, except for transactions previously approved and in effect on the date the policy took effect with our prior parent company.

Certain transactions are excluded from the application of the policy and are therefore permitted without prior approval. For example, compensatory arrangements for service as an officer or director of the Company are excluded from the policy, as are transactions between the Company and its affiliates (other than directors and officers). In cases where the potential transaction would involve the officer, director or large stockholder only in an indirect fashion, the policy does not apply where such indirect interest results solely from ownership of less than 10% of, or being a director of, the entity entering into the transaction with the Company. In addition, arms-length ordinary course transactions involving annual payments of $100,000 or less are permitted without prior approval.

Executive Officers

The following provides information regarding the Company’s current executive officers.

Name	Position(s) Held	Age
Dennis J. Gilmore	Chief Executive Officer	54
Kenneth D. DeGiorgio	Executive Vice President	41
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	50
Max O. Valdes	Executive Vice President	58
Mark E. Seaton	Executive Vice President, Chief Financial Officer	35
Matthew F. Wajner	Chief Accounting Officer	37

Mr. Valdes served as our chief financial officer until Mr. Seaton was appointed to that position on March 27, 2013. All officers of the Company are appointed annually by the Board on the day of its election.

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Dennis J. Gilmore has served as our chief executive officer since June 2010, when we separated from The First American Corporation. From April 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. Previously, Mr. Gilmore served as

The First American Corporation’s chief operating officer from 2004 to 2008. He served as an executive vice president of The First American Corporation from 2003 to 2004 and served as president of the property information business segment from 1998 to 2005. Prior to that time, he established and managed the Lenders Advantage division (now known as First American Mortgage Services) of the Company’s subsidiary, First American Title Insurance Company, from 1993 to 1998 and was employed by The First American Corporation’s tax service subsidiary from 1988 to 1993.

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Kenneth D. DeGiorgio has served as executive vice president since June 2010, when we separated from The First American Corporation. He was senior vice president and general counsel of The First American Corporation from 2004 until the separation. From 2006 to 2012, he also served as secretary of the Company or The First American Corporation, as applicable. Mr. DeGiorgio was vice president and associate general counsel of The First American Corporation from 2001 to 2004, and served as regulatory and acquisition counsel from 1999 to 2001.

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Christopher M. Leavell has served as chief operating officer of the Company’s subsidiary, First American Title Insurance Company, since December 2011. He was its executive vice president and division president with responsibility for the lender-focused title business and national production services from 2008 to 2011. Prior to that time, Mr. Leavell served as president of the default information services group from 2005 to 2008. He was president of eAppraiseIT, then a subsidiary of The First American Corporation, from 1999 to 2005. Mr. Leavell began his career with First American in 1997 as the general manager of the California Lenders Advantage division of First American Title Insurance Company. Prior to joining First American, Mr. Leavell held various managerial and finance positions at Weyerhaeuser Mortgage Company and Countrywide.

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Max O. Valdes, an executive vice president of our Company, also served as our chief financial officer from August 2010 to March 2013. He was senior vice president and chief accounting officer from June 2010 until his promotion in August 2010. From 2006 until the separation in June 2010 he served as The First American Corporation’s senior vice president and chief accounting officer. He served as chief financial officer of The First American Corporation from April 2008 to January 2009 and also performed chief financial officer functions from January to March 2006. Mr. Valdes served as vice president and chief accounting officer of The First American Corporation from 2002 to 2006. Prior to that time, he served as The First American Corporation’s controller. Mr. Valdes has been employed by us since 1988.

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Mark E. Seaton was promoted to executive vice president, chief financial officer in March of 2013. Prior to that time he served as our senior vice president, finance since August 2010, in which capacity he oversaw the Company’s investment management, investor relations, treasury and financial planning activities. Mr. Seaton has been employed with First American since 2006, including service as director of investor relations of The First American Corporation from 2007 to 2010. Prior to joining The First American Corporation, Mr. Seaton worked in the private equity and investment banking industries.

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Matthew F. Wajner was promoted to chief accounting officer in March of 2013. From September 2010 until this promotion, he served as our controller and prior to that as our director of SEC reporting. From 2009 until the separation in June 2010 he served as The First American Corporation’s director of SEC reporting. From 2006 to 2009 Mr. Wajner was a divisional controller for various operations of JPMorgan Chase & Co. and entities acquired by it. Mr. Wajner was also an auditor with PricewaterhouseCoopers, LLP and Arthur Anderson, LLP.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) believes the Company achieved superior performance in 2012. Pretax income for the year was $467.4 million on revenues of $4.5 billion, for a pretax margin of 10.3% on a consolidated basis. During 2011, pretax income was $130.3 million on revenues of $3.8 billion for a consolidated pretax margin of 3.4%. The pre-tax margin generated by the Company’s title insurance segment improved from 4.9% in 2011 to 11.3% in 2012, exceeding the 8% to 10% goal communicated to investors at the time the Company separated from its prior parent company in 2010. Notably, this was achieved in a real estate and mortgage market driven primarily by refinance transactions, which typically generate lower margins for the Company than purchase transactions. Return on average equity for 2012 was 13.8%, compared to 3.9% for 2011, which also exceeded the goal communicated to investors in 2010.

The Company’s businesses, which are driven largely by real estate activity, benefited during 2012 from a substantial increase in refinance activity and a meaningful improvement in the purchase market. The Committee believes that the Company’s ability to achieve superior operating results in this market reflected the significant structural enhancements to the Company’s operations made during the more difficult market environment of recent years. These structural changes and the resulting increased operating leverage exhibited by the Company’s businesses during 2012 contributed to the Company’s total stockholder return of 94% during 2012.

In addition to positioning the Company to benefit from the improving real estate and mortgage markets, the Committee believes that the cost control programs, administrative centralization efforts and other structural changes that the executive officers have put in place enhance the Company’s ability to react swiftly to market changes and function well in both challenging and strong market environments. In addition, during 2012 the management team executed on strategic initiatives designed to enhance the long-term value of the Company for its shareholders, as discussed further below. The compensation discussed herein reflects the officers’ and the Company’s superior performance during 2012 and the Committee’s determination that annual incentive bonuses should be paid at the maximum level of 175% of the target amount.

As part of its process in determining executive compensation levels for 2012, the Committee has reviewed the results of last year’s Say on Pay proposal, in which more than 97% of the Company’s shares present and entitled to vote approved 2011 executive compensation. Accordingly, the Committee did not make any significant changes to the structure of its compensation programs or otherwise alter any of its executive compensation determinations as a result thereof. The stockholder support for the prior Say on Pay proposals reinforces the Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforces the Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial equity component. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

The Committee believes that the results of the 2012 executive compensation program, as disclosed and discussed herein, reflect its pay-for-performance philosophy. The results of the 2012 executive compensation program are also believed to have met the Company’s objective to develop and administer compensation programs that will continue to attract and retain executives critical to the Company’s long-term strategy and success, provide compensation levels that are competitive with peer group companies, motivate executives to enhance long-term stockholder value without taking excessive risk to achieve short term gains, and encourage the identification and implementation of best business practices.

The Committee further believes that the following actions, taken during 2012, 2011 and 2010, have increased the alignment between executive incentives and stockholder interests and reflect appropriate controls on potential expenses associated with the Company’s Executive Supplemental Benefit Plan (“SERP”) and change in control agreements:

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The Company adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results;

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The Company adopted policies generally prohibiting executive officers and certain other employees from holding Company securities in a margin account, pledging Company securities as collateral and hedging ownership of Company securities by engaging in short sales or trading in any option contracts involving Company securities;

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The Company amended its change-in-control agreements to eliminate the excise tax gross-up for benefits payable under the agreement, to eliminate the obligation of the Company to pay benefits if the executive voluntarily terminates employment within 30 days of the one year anniversary of a change-in-control (commonly referred to as a “single trigger” provision) and to reduce the multiple of base salary and bonus payable from three to two;

•	The Company closed its SERP to new participants, fixed the compensation used to determine benefits payable under the plan and established a maximum benefit; and

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The Company adopted stock ownership guidelines which require the chief executive officer to hold Company stock with a value equal to at least five times his base salary and the other named executive officers to hold stock with a value equal to at least three times their respective base salaries.

Named Executive Officers

This discussion addresses the compensation programs applicable to the Company’s named executive officers:

Dennis J. Gilmore	Chief Executive Officer
Kenneth D. DeGiorgio	Executive Vice President
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company
Max O. Valdes	Executive Vice President
Mark E. Seaton	Executive Vice President, Chief Financial Officer

During 2012, Mr. Valdes served as the Company’s executive vice president and chief financial officer and Mr. Seaton served as the Company’s senior vice president of finance. Mr. Valdes has retired as the Company’s chief financial officer. On March 27, 2013, Mr. Seaton was promoted to executive vice president, chief financial officer.

I.	The Company’s Compensation Philosophy & Objectives

The Company’s executive officer compensation program, which is administered by the Committee, is designed to enhance stockholder value by providing that a substantial portion of the executive officer’s total compensation be related to the Company’s consolidated financial performance and the Committee’s qualitative analysis of the contribution of each individual executive officer to the Company. The Company’s policy is designed to develop and administer programs that will:

•	attract and retain executives critical to the Company’s long-term strategy and success;

•	provide compensation levels that are competitive with others in the Company’s peer group, as that peer group is identified by the Committee from time to time;

•	motivate executive officers to enhance long-term stockholder value; and

•	encourage the identification and implementation of best business practices.

II.	Role of the Compensation Committee

A.	General

The Committee is comprised of independent members of the Board of Directors. The Committee reviews and approves the base salaries of the executive officers of the Company, their annual incentive bonus programs, their long-term incentive compensation and other incentive and executive benefit plans. It also reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee, in consultation with the compensation consultants that it retains, analyzes the reasonableness of the compensation paid to the executive officers. In discharging its functions, as described in more detail below, the Committee reviews compensation data from comparable companies and from relevant surveys, which it utilizes to assess the reasonableness of compensation for the Company’s executive officers.

The Committee’s function is more fully described in its charter which has been approved by the Company’s Board of Directors. The charter is available in the corporate governance section of the Company’s Web site at www.firstam.com.

The Company’s chief executive officer and, as appropriate, certain other executive officers may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. Directors other than Committee members also may attend Committee meetings, including the portion where executive officer performance is discussed. While the Committee may meet with the Company’s chief executive officer to discuss his own compensation package and his recommendations with respect to the other executive officers, all ultimate decisions regarding executive compensation are made solely by the Committee, with input from its compensation consultant.

B.	Interaction with Compensation Consultants

In making its determinations with respect to executive officer compensation, the Committee engages the services of Frederic W. Cook & Co., Inc. to assist with its review of the compensation package of the chief executive officer and other executive officers. In addition, the compensation consultant has assisted the Committee with related projects, such as evaluating non-employee director pay levels, advice with respect to the design of executive compensation programs, review of annual management incentive bonus plans, preparation or review of certain of the Company’s compensation-related disclosures and related tasks.

The Committee retains the compensation consultant directly, although in carrying out assignments, the compensation consultant also interacts with Company management to the extent necessary and appropriate. The compensation consultant performs no services for management, though at the direction of the Committee it does assist in the preparation or review of certain of the Company’s compensation-related disclosures and related projects. The Committee has assessed the independence of the consultant and has concluded that no conflict of interest exists that would prevent the consultant from serving as an independent consultant to the Committee.

III.	Compensation Structure

A.	Pay Elements—Overview

The Company utilizes three main components of compensation:

•	Base Salary: fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

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Annual Incentive Bonus: variable pay that is designed to reward executive officers primarily based on Company performance. The annual incentive bonus may be paid in cash, equity or a combination thereof; and

•	Long-Term Incentives: stock-based awards, which currently consist solely of restricted stock units (“RSUs”). RSUs also may be awarded as a component of the annual incentive bonus.

B.	Pay Elements

(1) Base Salary

The Committee sets base salaries for executive officers based on the individual’s position within the Company and his current and sustained performance results. The Committee reviews executive officer base salaries each year and makes any adjustments it deems necessary based on, among other factors, the overall performance of the Company, new roles and/or responsibilities assumed by the executive officer, the general performance of the business units or departments over which the executive officer has responsibility, the significance of the executive officer’s impact on the achievement of the Company’s strategic goals, the executive officer’s length of service with the Company and the executive officer’s base salary relative to the base salaries of similar individuals in peer companies. The Committee gives no specific weighting to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the Committee’s judgment. Although base salaries generally are targeted at or around market median, based on the Company’s peer group and relevant compensation survey data (discussed further below), the Committee also takes into account the factors described above, as well as the executive officer’s potential as a key contributor and amounts that may be required to recruit new executive officers.

Other than in the case of new hires or promotions, the Committee generally determines base salaries for executive officers around the beginning of each calendar year. As described below under VII.A. “Employment Agreements,” Messrs. Gilmore, DeGiorgio and Valdes have employment agreements with the Company that specify their base salaries. These agreements were entered into by these executives and the Company’s prior parent company in December 2008. On August 30, 2011, the agreements were renewed and extended through the end of 2014. In connection with the extension of these agreements, the minimum base salaries for Messrs. Gilmore, DeGiorgio and Valdes were increased to reflect their then-current base salaries. These minimum base salaries are indicated in the column entitled “Minimum Base Salary” in the table below. These amounts may be increased at the discretion of the Committee.

For 2012 the Committee determined that certain executive officer salaries should increase, effective January 1, 2012, from those in effect at the end of 2011 to reflect expanding responsibilities. In particular,

•	Mr. DeGiorgio. Mr. DeGiorgio’s salary increased from $550,000 to $600,000;

•	Mr. Leavell. Mr. Leavell’s salary increased from $425,000 to $550,000; and

•	Mr. Seaton. Mr. Seaton’s base salary increased from $285,000 to $300,000.

In summary, the base salaries of the named executive officers as of December 31, 2011, as of December 31, 2012, and the minimum base salary as required by their respective employment agreements are as follows:

Named Executive Officer	December 31, 2011 Base Salary	December 31, 2012 Base Salary	Minimum Base Salary
Gilmore, D.	$750,000	$750,000	$750,000
DeGiorgio, K.	$550,000	$600,000	$550,000
Leavell, C.	$425,000	$550,000	None
Valdes, M.	$450,000	$450,000	$450,000
Seaton, M.	$285,000	$300,000	None

In January 2013 the Committee reviewed executive officer base salaries and determined that Mr. Gilmore’s base salary would increase to $900,000, Mr. DeGiorgio’s base salary would increase to $725,000, Mr. Leavell’s base salary would increase to $675,000, Mr. Valdes’ base salary would increase to $575,000, and Mr. Seaton’s base salary would increase to $350,000. These decisions reflect the Committee’s evaluation of the performance of the named executive officers, taking into account the input of the chief executive officer with respect to the other executive officers and the benchmarking analysis performed for the Committee by the Committee’s compensation consultant. In March 2013, the Committee increased Mr. Seaton’s salary to $475,000 in connection with his appointment as the Company’s chief financial officer.

(2) Annual Incentive Bonus

The Committee considers the annual incentive bonus to be a critical component of the executive officer compensation program. In recent years the annual incentive bonus has accounted for a substantial portion, if not the majority of the compensation paid to the named executive officers. This emphasis on annual incentive bonuses, as opposed to fixed base salary and long-term incentive compensation, reflects the view that key components of the Company’s business operations are cyclical in nature. As described further below, the Company pays a significant portion of the annual incentive bonus in RSUs that vest over several years, which the Committee believes focuses executive officers on enhancing long-term stockholder value. Accordingly, the Company believes that an incentive structure tied to annual performance is a more effective means of motivating and rewarding executive officers to enhance long-term stockholder value.

As was the case in recent years, the Committee structured payouts under the 2012 bonus program to be based on measurable performance against specific financial targets which the Committee believes to be key drivers of stockholder value. In addition, for 2012 the Committee added a strategic initiative component, which tied a portion of the total payment to the executive officers’ success with initiatives designed to increase long-term stockholder value. The Committee believes that this component will encourage executive officers to pursue initiatives that may not directly or positively impact the financial performance of the Company in the current year, but that are expected to generate value in future years.

The 2012 target bonus for each of Messrs. Gilmore, DeGiorgio and Valdes remained at 2011 levels. With respect to Mr. Leavell, 2012 was the first year the Committee determined his target bonus amount and Mr. Seaton’s target amount increased from his 2011 target. Specifically, target bonus amounts for Messrs. Gilmore, DeGiorgio and Valdes remained at $2,175,000, $850,000 and $625,000, respectively. Based on its evaluation of his role and competitive benchmarking data, the Committee set Mr. Leavell’s target bonus for 2012 at $850,000. The Committee increased Mr. Seaton’s target bonus from $200,000 for 2011 to $350,000 for 2012, which reflected the additional responsibilities he assumed during the year as part of his transition to the role of chief financial officer.

The 2012 annual incentive bonus payable to each executive officer was determined by adjusting the applicable portion of the target bonus amount (listed in the table below under the column entitled “Percentage of Target”) based on objective financial criteria in two areas (each listed in the table below under the column entitled “Metric”) and the Committee’s subjective determination of the strategic initiatives component. Each financial metric had associated with it a threshold fifty percent payout level, a one hundred percent payout level and a one hundred seventy five percent payout level (listed in the table below under the columns entitled “Threshold”, “Target” and “Maximum”, respectively). With respect to both financial metrics, results below the threshold fifty percent payout level would not result in any payment and results above the maximum would not result in any additional payment. The percentage payout for results between the threshold and maximum were to be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

For 2012 the two financial metrics utilized by the Committee were:

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Pretax Margin: the pretax income of the Company divided by the gross revenue of the Company, excluding, in the discretion of the Committee, the effects of net realized investment gains/losses and non-operating items, such as asset impairments and legal settlements; and

•	Return on Equity: net income of the Company divided by average invested stockholders equity, subject to the same adjustments as apply to the pretax margin metric.

The payment on the strategic initiatives component was determined by the Committee, which capped the payout at the greater of target achievement (100% payout) and the average of the return on equity and pretax margin metric results. The Committee did not adopt specific areas of long-term value-enhancing activities to be measured or exclusively utilized to determine the results of the strategic initiatives component. Rather, the Committee determined that it would assess, based on a totality of the executive officers’ performance during the year, the extent to which long-term stockholder value had been increased.

With respect to the financial metrics. the Committee set the target payout level at the pretax margin and return on equity set forth in the Company’s budget, which was unanimously approved by the Company’s Board of Directors. The Committee believes these metrics, and the related performance levels, are indicators as to whether the Company, given the environment in which it is operating, has generated value for stockholders. The Committee also believes these metrics are utilized by stockholders, potential stockholders and their advisors in determining the value of the Company.

The performance levels and actual performance for 2012 with respect to the financial metrics are as follows:

Metric	Percentage of Target	Threshold	Target	Maximum	Actual 2012 Results	Metric Payout Percentage
Pretax Margin	35%	3.70%	5.00%	6.30%	10.3%	175%
Return on Equity	35%	3.80%	5.10%	6.50%	12.6%	175%

In determining the actual results for the financial metrics, the Committee made no adjustments to the results.

In determining the result for the strategic initiatives component, the Committee considered, among other factors, the executive officers’ progress in executing on the Company’s strategy to develop the Company’s employees, to improve operational efficiency, and to improve the customer experience with the Company’s products and services. In each of these areas the Committee concluded that very significant achievements had been accomplished, including the implementation of new customer-facing technology solutions, the implementation of a number of significant initiatives to improve the risk management process, the evaluation of a significant number of acquisition targets and the ultimate consummation of a number of transactions, and enhanced financial reporting and analysis processes. The Committee determined that for 2012 a 175% level payout with respect to this component was appropriate.

As in prior years, the Committee concluded that the alignment of executive officer efforts with long-term increases in stockholder value would be advanced by paying a portion of the annual incentive bonus in the form of RSUs. Because these RSUs vest over a four-year period, this practice also discourages executive officers from taking excessive risks for short term gains. RSUs granted as part of the annual incentive bonus program will sometimes be referred to as “Bonus RSUs” for purposes of clarity.

The Committee adopted the same schedule it has used in prior years to determine the percentage of the executive officers’ annual incentive bonus that is paid in Bonus RSUs. The schedule provides for an increasing percentage of the annual incentive bonus to be paid in Bonus RSUs as the sum of the executive officer’s base salary and annual incentive bonus amount increases.

Each named executive officer’s bonus for 2012 was determined by adjusting the target bonus amount based on the level of achievement of the financial and strategic initiative metrics and applying the schedule to determine the amount payable in Bonus RSUs. The following table summarizes the computation of the 2012 annual incentive bonuses and the amount paid in cash and Bonus RSUs to each named executive officer. It also provides the overall bonus amount for 2011 for comparison purposes. The cash amounts of the 2012 bonuses in the table below are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	2012 Target Annual Incentive Bonus	2012 Metric Result	2012 Annual Incentive Bonus Amount	2012 Actual Bonus		2011 Annual Incentive Bonus Amount
				Cash	RSUs
Gilmore, D.	$2,175,000	175%	$3,806,250	$1,903,125	$1,903,125		$1,794,375
DeGiorgio, K.	$850,000	175%	$1,487,500	$743,750	$743,750		$701,250
Leavell, C.	$850,000	175%	$1,487,500	$743,750	$743,750		$845,000
Valdes, M.	$625,000	175%	$1,093,750	$656,250	$437,500		$515,625
Seaton, M..	$350,000	175%	$612,500	$398,125	$214,375	$	N/A

RSUs are denominated in units of the Company’s common stock. In accordance with Company policy, the number of units granted to a named executive officer in 2013 for 2012 performance was determined by dividing the dollar amount of the annual incentive bonus that the Committee determined to be paid in Bonus RSUs by the closing price of the Company’s stock on March 4, 2013, the second day on which the New York Stock Exchange was open for trading following the filing of the Company’s Annual Report on Form 10-K. These shares are not actually issued to the recipient on the grant date. Instead, when an RSU vests, the recipient is entitled to receive the shares. Dividends paid on the Company’s common stock are treated as if they were paid at the same time with respect to the RSUs and immediately reinvested in additional RSUs. These additional RSUs are subject to the same restrictions as the underlying RSUs.

As a general rule the Bonus RSUs vest at a rate of 25% on each anniversary of the date of grant. Vesting accelerates in certain circumstances, including upon the death or disability of the recipient and upon the one year anniversary of the early retirement or normal retirement of the recipient or the date on which the recipient is terminated without cause. Early retirement means the termination of the recipient’s employment, other than for cause, after having reached age 55 and 10 years of service. Normal retirement means the termination of the recipient’s employment, other than for cause, after having reached age 62, irrespective of the number of years of service. It is a condition of early vesting in the event of disability, termination without cause or retirement that the recipient sign a separation agreement in a form satisfactory to the Company. A holder of RSUs has none of the rights of a stockholder unless and until shares are actually delivered to the holder.

The Bonus RSUs issued in 2012 and 2013 to the Company’s named executive officers, based on the level of achievement in these years, provided that, except in the case of death, disability or certain change-in-control scenarios, none of the Bonus RSUs would vest unless certain performance criteria were met. In particular, grants made would not vest unless the net income of the Company in the year of grant was at least $25 million. Net income excludes (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). This condition on vesting is intended to qualify the Bonus RSUs as performance-based compensation under Section 162(m) of the Internal Revenue Code, although there can be no guarantee that the Bonus RSUs will so qualify.

It should be noted that as required by applicable rules, the Summary Compensation, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End tables in this proxy statement reflect Bonus RSUs issued to the named executive officers in 2012 for performance in 2011. Similarly, the Bonus RSUs issued in 2013 in connection with the 2012 annual incentive bonuses are not reflected in those tables contained in this proxy statement. Applicable rules require that these tables only reflect equity awards issued to the named executive officers in 2012.

For 2012 bonuses the Committee utilized a performance unit arrangement for named executive officers intended to enable the Company to deduct for tax purposes under Section 162(m) of the Internal Revenue Code the entire amount of the cash portion of the annual incentive bonus awarded for 2012 performance. The arrangement involves the granting of performance units under the Company’s incentive compensation plan in an amount approximating the maximum amount of the cash portion of the bonus, followed by a reduction of the amount of performance units to eliminate the excess units when the actual cash portion of the annual incentive bonus has been determined. The remaining units are then converted into dollars and paid in cash as the cash portion of the annual incentive bonus in the amount determined by the Committee. As with the Bonus RSUs, these performance units provided that they would not be payable unless the 2012 net income of the Company was at least $25 million, excluding Extraordinary Items. The Committee determined that this target was met for 2012, with the result that the named executive officers ultimately received performance units for 2012, which the Committee subsequently converted into cash in the amount shown in the preceding table in the column labeled “2012 Actual Bonuses—Cash.”

In February 2013 the Committee determined target bonus amounts for 2013. With respect to the 2013 target bonus amounts, the Committee determined that the target bonus amounts for Messrs. Gilmore, DeGiorgio, Leavell, Valdes and Seaton would increase to $2,450,000, $1,000,000, $1,000,000, $775,000 and $500,000, respectively. These decisions took into account the history of bonus increases for the executives, the level of bonus payouts in previous years, the Company’s expectations for the performance of the real estate and mortgage markets and the general economy in 2013, and the results of the benchmarking analysis performed by the Committee’s compensation consultant. In March 2013, the Committee increased Mr. Seaton’s target bonus amount to $650,000 in connection with his appointment as the Company’s chief financial officer.

Similar to 2012, for 2013, subject to the Committee’s discretion to award a different amount, the bonuses of the executive officers are expected to be determined based on the Company’s return on equity (weighted 35%), pretax margin (weighted 35%) and the strategic initiative component (weighted 30%). The target amount will be adjusted in the same manner as in 2012. While different performance goals were selected for the financial metrics, the Committee believes that the design of the plan continues to advance the objective of the Company’s annual incentive bonus program and, therefore, decided to maintain the plan design for 2013.

For 2013, the Committee again established a performance unit arrangement for the named executive officers. The Committee granted to Messrs. Gilmore, DeGiorgio, Leavell, Valdes and Seaton performance units with a maximum cash value approximately equal to the maximum potential cash portion of the 2013 annual incentive bonus using the metrics described above, or $2,145,000, $875,000, $875,000, $814,000 and $600,000, respectively. These performance units, which were issued under the Company’s 2010 Incentive Compensation Plan, provide that they will not be payable unless the net income of the Company for 2013 is at least $25 million, excluding Extraordinary Items. As in 2012, the award agreements give the Committee complete discretion to reduce the actual amount of bonus payable to any lesser amount. It is expected that such a reduction will be made when the Committee determines the actual 2013 annual incentive bonuses.

(3) Long-Term Incentives

Historically the Committee has provided long-term incentives to its executive officers through the issuance of RSUs. The Committee believes that RSUs provide the best means of aligning the interests of executive officers with those of its long-term stockholders based on, among other factors, (a) the significant accounting charges that result from alternative forms of long-term equity compensation, in particular stock options, (b) the tendency for employees, as a result of the cyclical nature of some of the Company’s core businesses, to assign a value to stock options that is lower than the actual accounting expense for those options, and (c) the inherent difficulties in establishing long-term performance targets. The Committee also believes that such long-term incentive awards, particularly when coupled with the payment of a meaningful portion of the annual incentive bonus in Bonus RSUs, incentivizes executive officers to have a long-term perspective on the Company’s performance and, at the same time, discourages them from taking excessive risk to achieve short term gains.

RSUs issued as part of the Company’s long-term incentive program will sometimes be referred to as “Long-Term Incentive RSUs,” to distinguish them from the previously described Bonus RSUs awarded to the named executive officers as a portion of their annual incentive bonus.

The Committee did not employ a formulaic approach in determining the amount of Long-Term Incentive RSUs to grant to executive officers. Instead, the Committee determined that it would review the performance of the executive officers following the completion of the year and award the amount of Long-Term Incentive RSUs that it deemed appropriate.

For 2012 performance the Committee awarded $1,000,000, $625,000, $575,000, $300,000 and $200,000 of Long-Term Incentive RSUs to Messrs. Gilmore, DeGiorgio, Leavell, Valdes and Seaton, respectively. As described in the table below, the amount of the awards increased over the prior year. A primary factor in this decision was the Committee’s determination that these executives contributed significantly to the Company’s outstanding financial performance. With respect to Mr. Leavell, the Committee considered that 2012 was the first full year since he assumed the position of chief operating officer of the Company’s largest subsidiary.

The terms and conditions of Long-Term Incentive RSUs are identical to the Bonus RSUs issued to the named executive officers except that vesting does not accelerate upon early retirement or termination without cause. In addition, Mr. Valdes’ Long-Term Incentive RSUs awarded for 2012 performance provide for a three-year vesting, with continued vesting of his award following early retirement. Thirty three percent of Mr. Valdes’ award vests on the first anniversary of the grant. Thereafter, if Mr. Valdes retires before October 1, 2014, 67% will vest on the two-year anniversary of the grant date, and if he retires on or after October 1, 2014, 33% will vest on the second anniversary of the grant date and the remaining 34% will vest on the third anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his retirement.

The approximate dollar values of the Long-Term Incentive RSUs issued to each of the named executive officers for 2011 and 2012 performance are provided in the following table:

Named Executive Officer	Long-Term Incentive RSUs Granted in 2012 for 2011 Performance(1)	Long-Term Incentive RSUs Granted in 2013 for 2012 Performance(1)
Gilmore, D.	$750,000	$1,000,000
DeGiorgio, K.	$450,000	$625,000
Leavell, C.	$100,000	$575,000
Valdes, M.	$150,000	$300,000
Seaton, M.	$150,000	$200,000

(1)	The actual dollar value of the RSUs may differ slightly from these dollar amounts in the table due to rounding. The Long-Term Incentive RSUs granted in 2013 in connection with 2012 performance were issued on March 4, 2013, and the Long-Term Incentive RSUs granted in 2012 in connection with 2011 performance were issued on February 29, 2012, in both cases pursuant to the Company’s policy of issuing RSUs to executive officers on the second day on which the New York Stock Exchange is open for trading following the filing of the Annual Report on Form 10-K.

As indicated above with respect to Bonus RSUs, it should be noted that, as required by applicable rules, Long-Term Incentive RSUs granted in 2013 in connection with 2012 performance are not reflected in the Summary Compensation table, the Grants of Plan-Based Awards table or the Outstanding Equity Awards at Fiscal Year End table contained herein. Those tables reflect Long-Term Incentive RSUs granted in 2012 in connection with 2011 performance.

Summary of Base Salary, Bonus, and Long-Term Incentive Compensation Paid for 2012. The following table summarizes for each named executive officer the amount paid for 2012 in the form of total base salary, annual incentive bonus (paid in 2013 for 2012 performance) and Long-Term Incentive RSUs (granted in 2013 in connection with 2012 performance). This table is not a substitute for the compensation tables required by the Securities and Exchange Commission and included under the heading “Compensation Tables” herein, but the Committee believes it provides a more accurate picture of how the Committee viewed its compensation actions for the named executive officers based on performance for 2012:

Named Executive Officer	Base Salary Paid in 2012	2012 Actual Bonus (Paid in 2013)		Long-Term Incentive RSUs Issued in 2013 for 2012 Performance	Total for 2012	Total for 2011
		Cash	Bonus RSUs
Gilmore, D.	$750,000	$1,903,125	$1,903,125	$1,000,000	$5,556,250	$3,294,375
DeGiorgio, K.	$600,000	$743,750	$743,750	$625,000	$2,712,500	$1,701,250
Leavell, C.	$550,000	$743,750	$743,750	$575,000	$2,612,500	$1,370,000
Valdes, M.	$450,000	$656,250	$437,500	$300,000	$1,843,750	$1,115,625
Seaton, M.	$300,000	$398,125	$214,375	$200,000	$1,112,500	N/A

(4) Other Executive Officer Benefits

Executive officers are entitled to employee benefits generally available to all full-time employees of the Company (subject to fulfilling any minimum service requirement), including elements such as the health and welfare benefits. The executive officers also receive an incremental disability insurance benefit that is not available to all employees. In designing these elements the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Named executive officers may participate in several benefit plans that provide benefits upon retirement. Such retirement benefits include: the First American Financial Corporation 401(k) Savings Plan, the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan, the SERP and the First American Financial Corporation Deferred Compensation Plan. The first two plans are generally available to employees (except that the Pension Plan is limited to individuals who became participants before 2002), while the remaining three plans are limited to a select group of management (in addition, the Pension Restoration Plan is limited to individuals who became participants before 1995). The First American Financial Corporation 401(k) Savings Plan is a tax-qualified profit-sharing plan, which authorizes company matching contributions based on the amount of employee pre-tax contributions and a schedule that ties the amount of matching contributions to the Company’s profitability. For 2012, for each $1.00 employees contributed to the plan up to 3% of the employee’s eligible compensation, the Company provided a match of $1.50. Further explanation of the other four plans can be found in connection with the Pension Benefits and Deferred Compensation tables in the “Compensation Tables” section. The Company believes that these plans provide a valuable recruiting and retention mechanism for its executive officers and enable it to compete more successfully for qualified executive talent.

(5) Staking Grants

On June 1, 2010, the Committee awarded to certain key executives of the Company, including Messrs. Gilmore, DeGiorgio and Leavell, a performance-based RSU award—referred to as a “Staking Grant”—designed to incentivize these executives to maximize the value of the Company for its stockholders following the Company’s separation from its former parent. The Committee intended these awards to only deliver value to the recipients when substantial value is delivered to the Company’s stockholders.

Based on the closing price of the Company’s stock on the date of grant, the Staking Grant made to Messrs. Gilmore, DeGiorgio and Leavell had a potential maximum payout value of $3.0 million, $1.4 million and $1.0 million, respectively. The award agreements provide that, in general, up to one third of the RSUs subject to the Staking Grant will vest on June 1 of 2013, 2014 and 2015 if and only if the recipient remains employed by the Company and the Company, as of such potential vesting date, has met the compounded annual total stockholder return criteria, as follows:

•	If the Company’s compounded annual total stockholder return from the separation date equals at least 10 percent, then 50 percent of the RSUs eligible for vesting as of the applicable date will vest;

•

If the Company’s compounded annual total stockholder return from the separation date equals at least 12 percent, then 100 percent of the RSUs eligible for vesting as of the applicable date will vest; and

•

To the extent the compounded annual total stockholder return is between 10 percent and 12 percent, then between 50 percent and 100 percent of the RSUs eligible for vesting will vest on a proportionate basis.

The Company achieved in full the compounded annual total stockholder return requirements associated with these awards in October of 2012, thus providing for 100 percent vesting of the awards on each applicable vesting date, subject to the continued employment requirement. In addition, the awards provide for potential pro rata vesting in the event of death, disability, and termination of the recipient’s employment without cause prior to the vesting dates. They also contain provisions providing for a determination of the extent to which the stockholder return targets are met prior to the vesting dates in the event of a change in control prior to the vesting dates.

The form agreement evidencing the Staking Grant award is attached as an exhibit to the Quarterly Report on Form 10-Q filed by the Company on August 9, 2010.

C.	Pay Mix

The Committee utilizes the particular elements of compensation described above because it believes that they represent a well-proportioned mix of stock-based compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, the Committee endeavors to provide each named executive officer with a measure of security with respect to the minimum level of compensation he is entitled to receive, while motivating each named executive officer to focus on the business metrics that will produce a high level of performance for the Company with corresponding increases in stockholder value and long-term wealth creation for the named executive officer, as well as reducing the risk of loss of top executive talent to competitors.

For named executive officers, the mix of compensation is weighted heavily toward at-risk pay and, in particular, the annual incentive bonus. This pay mix is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for the Company’s executive officers.

D.	Pay Levels and Benchmarking

Overall compensation levels for named executive officers are determined based on a number of factors, including each individual’s roles and responsibilities within the Company, each individual’s experience and expertise, the compensation levels for peers within the Company, compensation levels in the marketplace for similar positions and performance of the individual and the Company as a whole. In determining these compensation levels, the Committee considers all forms of compensation and benefits.

In order to determine competitive compensation practices, the Committee primarily relies upon data compiled from public filings of selected companies (“comparator companies”) that it considers appropriate comparators for the purpose of developing executive compensation benchmarks. The comparator companies for

2012 (meaning the companies used in connection with determinations of 2012 salaries, bonuses paid in 2012 and long term incentive RSUs issued for 2012 performance) are identified below. In addition, the Committee periodically considers nationally recognized survey data published by various consulting firms. Proxy data was used exclusively to develop benchmarks for the executive officers other than Mr. Seaton. Because of the lack of relevant proxy data, Mr. Seaton’s benchmarking data was derived from the US Mercer Benchmark Database – Executive, using data for companies in the $2.5 to $5 billion revenue range.

To assist it in determining the amount and mix of 2012 compensation commensurate with each named executive officer’s role, the Committee examined a group of companies with characteristics similar to the Company, including the business lines in which they operate as well as financial measures and other metrics such as market capitalization, revenues and employee counts.

The comparator companies for 2012 were:

•	American Financial Group, Inc.

•	Assurant, Inc.

•	Cincinnati Financial Corporation

•	Fidelity National Financial, Inc.

•	The Hanover Insurance Group, Inc.

•	Kemper Corporation (f/k/a Unitrin, Inc.)

•	Lender Processing Services, Inc.

•	Mercury General Corporation

•	Old Republic International Corporation

•	W.R. Berkeley Corporation

•	White Mountains Insurance Group, Ltd.

These companies are the same as those utilized by the Committee with respect to 2011 and represent the Committee’s continuing efforts to identify a significant number of comparable companies notwithstanding the fact that there is only one other company in the Company’s primary industry with financial characteristics similar to the Company’s. As was the case with 2011 comparator companies, the Committee recognized that the median market capitalization of the 2012 comparator companies was, at the time it made its decisions regarding compensation targets, meaningfully higher than that of the Company and made adjustments to reported equity compensation values to take that disparity into account. During 2012 that disparity was largely eliminated and, consequently, in setting compensation targets for 2013 the Committee did not make a similar adjustment.

After consideration of the data collected on competitive compensation levels and relative compensation within the executive officer group, the Committee determines each individual executive officer’s target total compensation or total compensation opportunities based on Company and individual performance and the need to attract, incentivize and retain an experienced and effective management team. The Committee examines the relationship of each executive officer’s base salary, target annual incentive bonus opportunity and potential long-term incentive awards (if such an amount has been determined) to market median data. The Committee does not believe, however, that compensation or compensation opportunities should be structured toward a uniform relationship to median market data, especially in light of the different financial characteristics of the Company’s business units (such as the relationship of revenues to net income). Accordingly, total compensation for specific individuals will vary based on a number of factors in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a replacement executive officer.

E.	Conclusion

The final level and mix of compensation determined by the Committee is considered within the context of both the objective data from a competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Committee believes that each of the compensation packages for the named executive officers is within the competitive range of practices when compared to the objective comparative data even where qualitative factors have influenced the compensation decisions.

IV.	Timing of Equity Grants

The Company’s general policy with respect to equity awards to executive officers is, after Committee approval, to issue the awards on the second day on which the New York Stock Exchange is open for trading following the filing of the Company’s Annual Report on Form 10-K. Because the amount of Long-Term Incentive RSUs issued in 2011 had not yet been finally determined as of that date, as an exception to that policy, the Committee determined that they should be issued on March 31, 2011. In the case of RSUs denominated in dollars and stock options, pricing (that is, the number of shares or units issued for each dollar denominated RSU award or the strike price with respect to stock options) is determined as of that date. The price of Company common stock used for these purposes is the last sale price reported for a share of the Company’s common stock on the New York Stock Exchange on that date. Because the performance criteria utilized in the Staking Grant is designed to measure total stockholder return from the June 1, 2010 separation of the Company from its prior parent company, the Committee issued the Staking Grant awards on June 1, 2010 and the number of RSUs was determined by dividing the dollar value of the award by the final “when issued” price of the Company’s stock on June 1, 2010.

With respect to employees other than executive officers, the methodology is the same as that for executive officers, except that RSU grants are made, following Committee approval, on the 20th day of the third month of the calendar quarter or the subsequent business day. Although none have been issued since the separation, equity awards for non-executives other than RSUs would be made on the last day on which the New York Stock Exchange is open for trading during the calendar quarter in which the Committee approved the granting of such award.

V.	Adjustment or Recovery of Awards

The Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation, including equity awards, received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results. In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period.

VI.	Consideration of Prior Amounts Realized

The Company’s philosophy is to incentivize and reward executive officers for future performance. Accordingly, prior stock compensation gains (option gains or restricted stock awarded in prior years) generally are not considered in setting future compensation levels.

VII.	Employment Agreements and Post-Termination Payments

A.	Employment Agreements

Messrs. Gilmore, DeGiorgio and Valdes are parties to employment agreements with the Company. These employment agreements were originally entered into with the Company’s prior parent, The First American Corporation, but were assumed by the Company in connection with the separation and subsequently extended.

Messrs. Gilmore, DeGiorgio and Valdes. These agreements, originally approved by the compensation committee of the The First American Corporation on November 18, 2008 and executed in December 2008, would have expired on December 31, 2011 if not renewed. The Committee authorized the Company to renew these agreements on August 30, 2011. The decision to renew them reflected the Committee’s favorable evaluation of the performance of each of these executives, its view that renewal of the contracts provided an important retention incentive and the potential benefit to the Company from the non-competition, non-solicitation and other covenants in the contracts. The renewed agreements extend the employment term to December 31, 2014. The agreements specify minimum base salaries equal to the base salaries paid to such individuals at the time of renewal, namely $750,000, $550,000 and $450,000 for Messrs. Gilmore, DeGiorgio and Valdes, respectively. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary remain at the discretion of the Committee.

The agreements continue to provide that if the Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on the Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-compete, non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached his “early retirement date” under the SERP, then the executive’s benefit will be deemed vested on his early retirement date notwithstanding the termination, provided that the executive’s “final average compensation” used to determine the amount of the benefit would be determined as of his actual termination date. No additional benefits are payable in the event that the executive voluntarily terminates or termination is on account of death or disability or is for cause.

Under the agreements, cause is defined to include (1) the executive officer’s physical or mental inability to perform the essential functions of his job, (2) willful breach of any fiduciary duties owed to the Company, (3) willful failure to comply with applicable rules and regulations, (4) gross incompetence in the performance of job duties, (5) commission of crimes involving moral turpitude, fraud, or misrepresentation, (6) the failure to perform duties consistent with a commercially reasonable standard of care, (7) refusal to perform job duties or reasonable directives from his superior or the Board of Directors and (8) any gross negligence or willful misconduct resulting in loss or damage to the reputation of the Company.

The agreements are attached as an exhibit to the Form 10-Q filed by the Company on November 2, 2011.

B.	Change-in-Control Arrangements

The Company’s 2010 Incentive Compensation Plan (except as otherwise provided in an award agreement) generally provides for the accelerated vesting of awards in the event of a change-in-control of the Company. Award agreements evidencing RSUs issued in 2007 and thereafter provide that vesting will not accelerate as a result of a change-in-control that has been approved by the Company’s incumbent Board of Directors.

Prior to January 1, 2011, the SERP generally provided for the accelerated vesting of benefits in the event of a change-in-control of the Company that was not approved by the Company’s incumbent directors and, upon the subsequent termination of the participant’s employment for any reason, the commencement of benefits as though the participant had attained normal retirement age. The Company amended the SERP, effective as of January 1, 2011, to, among other changes, require as a condition to the commencement of benefits the involuntary termination of the participant within 36 months of the change-in-control. In that event the amendments also provided for an actuarial reduction in the benefit payable to participants who had not yet reached age 55. Participants age 55 and older would receive the benefit they would otherwise have been entitled to at termination absent a change in control.

The document evidencing the SERP, as amended, is attached as an exhibit to the Form 10-K filed by the Company on March 1, 2011.

Change-in-Control Agreements. As part of the Company’s efforts to retain key employees, it has entered into agreements with each of the named executive officers to provide for certain benefits in the event the executive officer is terminated following a change-in-control. In October 2010 the Company amended these agreements to eliminate the excise tax gross-up for benefits payable under the agreements, to eliminate the obligation of the Company to pay benefits if the executive voluntarily terminates employment within 30 days of the one year anniversary of a change-in-control (commonly referred to as a “single trigger” provision) and to reduce the multiple of base and bonus payable from three to two. In the opinion of the Committee, these changes reflected current best practices with respect to such agreements.

Under the agreement a “change-in-control” means any one of the following with respect to the Company:

•	a merger or consolidation of the Company in which the Company’s stockholders end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company;

•

a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

•	the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25% of the Company’s voting securities.

If the termination of the executive officer’s employment occurs without cause or if the executive officer terminates his employment for good reason within 36 months following the change-in-control, the Company is required to pay the following benefits in one lump sum within ten business days:

•	the executive officer’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

•

an annual incentive bonus for the year in which the termination occurs in an amount equal to the target bonus for the year of termination (or if there is no target annual incentive bonus or under certain other specified circumstances, the average of the annual incentive bonuses paid for the three prior years), prorated through the date of termination;

•	accrued and unpaid vacation pay;

•	unreimbursed business expenses;

•	two times the executive officer’s annual base salary in effect immediately prior to the termination; and

•

two times the executive’s target bonus (or if there is no target annual incentive bonus or under certain other specified circumstances, two times the average of the annual incentive bonuses paid for the three prior years).

In addition, for a period of 24 months following the date on which the executive officer’s employment terminates, the Company will provide the same level of benefits and perquisites that the executive officer received at the time of termination or, if more favorable to the executive officer, at the time at which the change-in-control occurred. These benefits include tax-qualified and nonqualified savings plan benefits (excluding, however, any supplemental benefit plans), medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that the executive officer cannot participate in the plans previously available, the Company will provide such benefits (or a cash equivalent) on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

If the amount payable under the agreements, together with other payments and benefits, would constitute an “excess parachute payment” under the Internal Revenue Code and, consequently, be subject to excise tax, the change-in-control agreements provide for a reduction in the amount payable to that amount that would result in the elimination of the excise tax, provided that the reduced amount exceeds the amount the executive officer would receive if the excise tax has been applied.

The change-in-control agreements would initially have expired on December 31, 2012, however, they automatically extend for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term.

The form change-in-control agreement is attached as an exhibit to the Form 10-Q filed by the Company on November 1, 2010.

C.	Retirement Programs

As noted above, the Company maintains five programs that provide retirement benefits to the named executive officers: the First American Financial Corporation 401(k) Savings Plan, the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan, the SERP and the First American Financial Corporation Deferred Compensation Plan. The First American Financial Corporation 401(k) Savings Plan is described above under “III.B.4—Other Executive Officer Benefits”. Explanation of the other four plans can be found in connection with the Pension Benefits and Deferred Compensation Plan tables in the “Compensation Tables” section.

As part of its efforts to curtail the Company’s expenses, in 2010 management recommended certain changes to the benefits payable under the SERP. In response to this recommendation and based on its own analysis of practices at comparable companies with respect to similar plans, effective January 1, 2011, the Committee closed the SERP to new participants and, as part of the amendments described above, fixed as of December 31, 2010 the compensation used to determine benefits payable under the SERP. The amendments also capped the annual benefit to a maximum of $500,000 for the Company’s chief executive officer and $350,000 for other participants.

D.	Payments due Upon Terminations and/or a Change-in-Control

Calculations and further explanation of the payments due the named executive officers upon termination of employment and/or a change-in-control are found under the portion of the “Compensation Tables” section of this document entitled “Potential Payments Upon Termination or Change-in-Control.”

VIII.	Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

The Company has adopted guidelines requiring its chief executive officer to hold Company stock with a value equal to at least five times his base salary and each of the other named executive officers to hold stock with a value equal to at least three times their respective base salaries. In addition, as noted above under “V. – Adjustments or Recovery of Awards,” the Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results. The Company also has adopted policies generally prohibiting executive officers and certain other employees from holding Company securities in a margin account, pledging Company securities as collateral and hedging ownership of Company securities by engaging in short sales or trading in option contracts involving Company securities.

IX.	Impact of Tax and Accounting

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options and RSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs the cost is generally equal to the fair value of the stock on the date of grant times the number of shares granted, although a discount was applied with respect to the Staking Grants, reflecting the uncertainty of the achievement of the performance criteria. Generally, this expense is amortized over the requisite service period. With respect to stock options, the Company calculates the fair value of the option and takes that value into account as an expense over the vesting period, after adjusting for possible forfeitures.

The Committee intends to design the Company’s compensation programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to its named executive officers will not exceed $1,000,000 in any one year, except for compensation payments that qualify as “performance-based.” However, the Company may pay compensation which is not deductible in certain circumstances.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee on March 4, 2013 recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee Lewis W. Douglas, Jr., Chairman Hon. William G. Davis Michael D. McKee Herbert B. Tasker

Compensation Tables

The following tables set forth compensation information for the Company’s “named executive officers” pursuant to the specific requirements of applicable regulations. The Company believes that the Summary Compensation Table below does not completely reflect its perspective on compensation for its named executive officers. Rather, the Company believes that its perspective is more completely reflected in the “Compensation Discussion and Analysis” section above.

The following Summary Compensation Table sets forth compensation awarded to or earned by our named executive officers in 2010, 2011, and 2012. Amounts shown in this table for 2010 include compensation paid by our former parent company, The First American Corporation (“TFAC”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Dennis J. Gilmore	2012	$750,000	$0	$1,647,169	$1,903,125	$1,167,321	$4,079	(4)	$5,471,694
Chief Executive Officer	2011	$750,000	$0	$2,372,316	$897,188	$554,051	$5,871		$4,579,426
	2010	$705,385	$0	$3,546,588	$1,493,175	$502,225	$7,670		$6,255,042

Kenneth D. DeGiorgio	2012	$600,000	$0	$730,484	$743,750	$331,610	$4,540	(5)	$2,410,384
Executive Vice President	2011	$550,000	$0	$810,802	$420,750	$145,959	$6,331		$1,933,842
	2010	$455,385	$800,000	$1,423,483	$684,990	$206,482	$8,129		$3,578,469

Christopher M. Leavell(6)	2012	$550,000	$0	$437,991	$743,750	$696,056	$5,287	(7)	$2,433,084
COO of principal subsidiary	2011	$425,000	$507,000	$379,994	$0	$344,304	$6,964		$1,663,262

Max O. Valdes	2012	$450,000	$0	$330,453	$656,250	$524,289	$3,675	(9)	$1,964,667
Executive Vice President	2011	$450,000	$0	$494,910	$335,156	$281,662	$5,513		$1,567,241
	2010	$381,539	$225,000	$385,632	$479,880	$648,958	$7,350		$2,128,359

Mark E. Seaton	2012	$300,000	$0	$99,746	$398,125	$0	$1,644	(10)	$799,515
EVP, Chief Financial Officer(8)	2011	$285,000	$0	$49,986	$140,250	$0	$5,513		$480,749
	2010	$223,461	$200,000	$9,979	$0	$0	$7,350		$440,790

(1)	As required by applicable rules, cash portions of the annual incentive bonus amounts that were paid through performance units are included under the column entitled “Non-Equity Incentive Plan Compensation”, as opposed to the column entitled “Bonus”. For Messrs. DeGiorgio and Valdes, amounts in the column entitled “Bonus” for 2010 represent special one-time bonuses in recognition of their significant efforts toward the consummation of the separation from TFAC. Mr. Leavell’s bonus for 2011 was not paid through performance units and therefore is included under the “Bonus” column. Mr. Seaton’s bonus for 2010 was not paid through performance units and therefore is included under the “Bonus” column.

(2)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with accounting guidance, as discussed in Note 16 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The values set forth under this column for each year reflect the grants made in that year based on performance metrics from the prior year (e.g., amounts reported for 2012 are based on performance metrics from 2011). Amounts for 2010 for Messrs. Gilmore and DeGiorgio include the performance-based RSU staking grants made in connection with the separation from TFAC, discounted by 43% to reflect the uncertainty as of the date of grant of the achievement of the performance criteria contained therein. As of the date of grant, the maximum payout of these staking grants for Messrs. Gilmore and DeGiorgio were $3.0 million and $1.4 million respectively. As discussed above the Company fully achieved the performance criteria associated with these awards in October of 2012.

(3)	Reflects the change in the present value of the life annuity from the end of the year preceding the applicable fiscal year to the end of the applicable fiscal year for both the qualified and non-qualified pension plans (which are entitled the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan and the First American Financial Corporation Executive Supplemental Benefit Plan). See Pension Benefits table for assumptions. Amounts in the column do not include earnings under the Company’s deferred compensation plan as such earnings are neither above market nor preferential. The Company’s deferred compensation plan provides a return based on a number of investment crediting options.

(4)	This amount consists of (a) Company contributions of $3,675 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $404.

(5)	This amount consists of (a) Company contributions of $3,675 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $865.

(6)	Mr. Leavell became an executive officer in December 2011.

(7)	This amount consists of (a) Company contributions of $3,675 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $1,612.

(8)	Mr. Seaton was appointed as executive vice president, chief financial officer, in March of 2013.

(9)	This amount consists of Company contributions of $3,675 to his account in the Company’s tax qualified 401(k) savings plan.

(10)	This amount consists of Company contributions of $1,644 to his account in the Company’s tax qualified 401(k) savings plan.

Grants of Plan-Based Awards

The following table contains information concerning awards of RSUs and performance units made by the Company to each of our named executive officers during fiscal year 2012.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Gilmore	2/29/12	(1)	2/13/12	—	—	$1,903,125
	2/29/12	(2)	2/13/12				—	58,258	—	$897,173
	2/29/12	(3)	2/13/12				—	48,701	—	$749,995

Kenneth D. DeGiorgio	2/29/12	(1)	2/13/12	—	—	$840,000
	2/29/12	(2)	2/13/12				—	18,214	—	$280,496
	2/29/12	(3)	2/13/12				—	29,220	—	$449,988

Christopher M. Leavell	2/29/12	(1)	2/13/12	—	—	$870,000
	2/29/12	(2)	2/13/12				—	21,948	—	$337,999
	2/29/12	(3)	2/13/12				—	6,493	—	$99,992

Max O. Valdes	2/29/12	(1)	2/13/12	—	—	$656,250
	2/29/12	(2)	2/13/12				—	11,718	—	$180,457
	2/29/12	(3)	2/13/12				—	9,740	—	$149,996

Mark E. Seaton	2/29/12	(1)	2/13/12	—	—	$398,125
	2/29/12	(2)	2/13/12				—	1,607	—	$24,748
	2/29/12	(3)	2/13/12				—	4,870	—	$74,998

(1)	Awards represent the maximum amount payable with respect to performance units awarded under the Company’s incentive compensation plan for 2012. None of the awards were payable unless, as was the case, the combined net income of the Company for 2012 was at least $25 million, excluding (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). The Compensation Committee has the discretion to reduce the amount of the performance units. See “Compensation Discussion and Analysis—III. Compensation Structure—B. Pay Elements—Details—(2) Annual Incentive Bonus.” The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2012 are the actual amounts paid under the plan.

(2)	Grants represent the portion of the 2011 annual bonus, paid in 2012, in the form of RSUs, referred to as “Bonus RSUs.” Vesting of those Bonus RSUs generally occurs at a rate of 25% per year on each anniversary of the date of grant, and would not occur unless, as was the case, the net income of the Company for 2012 was at least $25 million, excluding Extraordinary Items.

(3)	Grants represent Long-Term Incentive RSUs which were issued to the named executive officers in 2012 for 2011 performance. Vesting of those Long-Term Incentive RSUs generally occurs at a rate of 25% per year on each anniversary of the date of grant, and would not occur unless, as was the case, the net income of the Company for 2012 was at least $25 million, excluding Extraordinary Items. The award to Mr. Valdes provides for continued vesting of his award following early retirement. Specifically, if Mr. Valdes retires after March 1, 2014 but before October 1, 2014, 50% will vest on the three-year anniversary of the grant date, and if he retires on or after October 1, 2014, 25% will vest on the third anniversary of the grant date and the remaining 25% will vest on the fourth anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his retirement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards of the Company held by the named executive officers as of December 31, 2012. All TFAC equity awards outstanding at the time of the separation from TFAC were converted into Company equity awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Dennis J. Gilmore	116,452	0	9.82	2/27/2013
	116,453	0	13.13	2/26/2014
	139,744	0	15.70	2/28/2015
	139,744	0	20.40	12/8/2015
					19,966	(4)	$480,981
					40,063	(5)	$965,118
					84,835	(6)	$2,043,675
					72,597	(7)	$1,748,862
					41,372	(8)	$996,651
					108,866	(9)	$2,622,582
					223,053	(10)	$5,373,347

Kenneth D. DeGiorgio					6,441	(4)	$155,164
					13,558	(5)	$326,612
					28,920	(6)	$696,683
					22,205	(7)	$713,064
					16,666	(8)	$535,208
					48,277	(9)	$1,162,993
					104,088	(10)	$2,507,480

Christopher M. Leavell	23,290	0	19.96	1/13/2016
					7,233	(4)	$174,243
					12,400	(11)	$298,716
					15,429	(12)	$371,685
					17,296	(13)	$416,661
					28,945	(9)	$697,285
					74,345	(10)	$1,790,971

Max O. Valdes					4,304	(4)	$103,683
					10,640	(5)	$256,317
					17,767	(6)	$428,007
					15,555	(7)	$374,720
					8,233	(8)	$198,333
					21,838	(9)	$526,077

Mark E. Seaton					356	(14)	$8,576
					364	(11)	$8,769
					413	(12)	$9,949
					2,432	(7)	$58,587
					6,588	(9)	$158,705

(1)	The options referenced in the table have a ten-year life.

(2)	The RSUs vest in equal annual increments commencing on the first anniversary of the grant.

(3)	Represents the value of unvested RSUs based on a stock price of $24.09 as of December 31, 2012.

(4)	Remaining vesting dates include: 3/4/2013.

(5)	Remaining vesting dates include: 3/4/2013, and 3/4/2014.

(6)	Remaining vesting dates include: 3/3/2013, 3/3/2014, and 3/3/2015.

(7)	Remaining vesting dates include: 3/3/2013, 3/3/2014, and 3/3/2015.

(8)	Remaining vesting dates include: 3/31/2013, 3/31/2014, and 3/31/2015.

(9)	Remaining vesting dates include: 3/1/2013, 3/1/2014, 3/1/2015, and 2/29/2016. With respect to Mr. Valdes’ Long Term Incentive RSUs awarded on February 29, 2012, if Mr. Valdes retires after March 1, 2014 but before October 1, 2014, 50% will vest on the three-year anniversary of the grant date, and if he retires on or after October 1, 2014, 25% will vest on the third anniversary of the grant date and the remaining 25% will vest on the fourth anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his retirement.

(10)	Represents the maximum potential staking grant RSUs as of December 31, 2012. The RSUs are to vest on 6/1/2013, 6/1/2014, and 6/1/2015 depending on continued employment with the Company and the Company’s total stockholder return over the applicable period. For a full description of the performance criteria and vesting schedule, see “Compensation Discussion and Analysis—III. Compensation Structure—B. Pay Elements—Details—(5) Staking Grants.” The performance criteria required for full vesting on the entire staking grant was achieved on October 24, 2012 and, thus, the awards will vest annually in three equal installments beginning June 1, 2013 subject to continued employment through the applicable vesting date.

(11)	Remaining vesting dates include: 3/20/2013, and 3/20/2014.

(12)	Remaining vesting dates include: 3/22/2013, 3/22/2014, and 3/22/2015.

(13)	Remaining vesting dates include: 3/21/2013, 3/21/2014, and 3/21/2015.

(14)	Remaining vesting dates include: 3/20/2013.

Option Exercises and Stock Vested

The following table sets forth information concerning value realized by each of the named executive officers upon exercise of stock options and vesting of stock during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dennis J. Gilmore	13,974	$124,591	120,594		$1,934,016
Kenneth D. DeGiorgio	168,852	$1,238,552	39,250	(1)	$630,337	(1)
Christopher M. Leavell	62,883	$421,945	24,434		$383,572
Max O. Valdes	46,581	$125,301	26,923		$431,489
Mark E. Seaton	0	$0	1,530		$24,221

(1)	Includes 12,724 shares ($207,513 realized on vesting) that will be distributed at a later date pursuant to a deferred compensation arrangement.

Pension Benefits

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age to each of the named executive officers, computed as of December 31, 2012. The amounts are based upon benefits provided to the named executive officers under the tax-qualified First American Financial Corporation Pension Plan (“Pension Plan”), First American Financial Corporation Pension Restoration Plan (“Pension Restoration Plan”) and First American Financial Corporation Executive Supplemental Benefit Plan (“Executive Supplemental Benefit Plan”). Mr. Seaton is not a participant in any of these plans.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
Dennis J. Gilmore	Pension Plan	19.6	$147,188	$0
	Executive Supplemental Benefit Plan	19.6	$5,677,680	$0

Kenneth D. DeGiorgio	Pension Plan	13.8	$34,805	$0
	Executive Supplemental Benefit Plan	13.8	$956,517	$0

Christopher M. Leavell	Pension Plan	15.5	$74,949	$0
	Executive Supplemental Benefit Plan	15.5	$2,432,927	$0

Max O. Valdes(3)	Pension Plan	24.0	$259,077	$0
	Pension Restoration Plan	24.0	$43,296	$0
	Executive Supplemental Benefit Plan	24.0	$2,875,020	$0

(1)	Credited years of service for both the Pension Plan and Pension Restoration Plan is the time between the participant’s deemed participation date under the plan and December 31, 2012. Credited years of service for the Executive Supplemental Benefit Plan is generally equal to credited years of service under the Pension Plan, and does not affect the benefit to the executive after minimum service requirements are met.

(2)	Pension Plan and Pension Restoration Plan benefits accrue from hire date through age 65. The following assumptions were used for calculating present values: interest rates of 4.18% and 3.91% for the Pension Plan and Pension Restoration Plan respectively, pre- and post-retirement mortality per the 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), benefit is payable as a single life annuity. Executive Supplemental Benefit Plan eligibility requires 10 years of service and 5 years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. The following assumptions were used for calculating present values: interest rate of 3.91%, pre- and post-retirement mortality per the 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), benefit is payable as a 50% joint and survivor annuity and spouse is assumed to be the same age as participant.

(3)	Mr. Valdes is eligible for early retirement due to his age and meeting certain service requirements, as described further below.

(1) Pension Plan

At the separation the Company assumed TFAC’s pension plan. Subject to certain conditions of age and tenure, all regular employees of TFAC and participating subsidiaries were eligible to join the Pension Plan until December 31, 2001. No employees have been eligible to join the Pension Plan after that date. In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1.5 % of pay (i.e., base salary plus cash bonuses, commissions and other pay) to the plan. As a result of amendments that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate.

Normal retirement age is defined under the Pension Plan as the later of the employee’s attainment of age 65 or three years of service. Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity: (i) for years of credited service as of December 31, 1994, to 1% of the first $1,000 and 1.25 % of remaining final average pay ( i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last 10 years prior to retirement) times the number of years of credited service as of December 31, 1994; and (ii) for years of credited service after December 31, 1994, to 0.75% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

Effective December 31, 2000, the Pension Plan was amended to exclude from the calculation of benefits (i) any pay earned after December 31, 2001, and (ii) any service earned after December 31, 2005. Effective December 31, 2002, the Pension Plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 to 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002. The Pension Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

A participant with at least three years of service may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits. Benefits are reduced 1/180 th for each of the first 60 months and by 1/360 th for each of any additional months by which the benefit commencement date precedes the participant’s normal retirement date. Benefit payment options include various annuity options, a form of benefit that is reduced prior to the commencement of the participant’s Social Security benefits and a lump sum in the case of certain terminations prior to age 55 and upon disability.

Federal tax law limits the maximum amount of pay that may be considered in determining benefits under the Pension Plan. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the Pension Plan before 1994 is $219,224, and since the plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

(2) Pension Restoration Plan

During 1996, TFAC adopted the Pension Restoration Plan. The Company assumed this plan in connection with its separation from TFAC on June 1, 2010 for the Company’s share of then current and retired plan participants. This plan is an unfunded, non-qualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit discussed above. However, in order to limit its expense, the Pension Restoration Plan does not make up for benefit accruals on compensation exceeding $275,000. The Pension Restoration Plan also makes up for benefits that cannot be paid from the Pension Plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under the Pension Restoration Plan occurs at the same time that vesting occurs for that employee in his or her Pension Plan benefits. The Pension Restoration Plan became effective as of January 1, 1994, but only covers selected employees who were Pension Plan participants on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the Pension Plan was reduced from $235,840 to $150,000. The Pension Restoration Plan excludes pay earned after December 31, 2001, as does the Pension Plan. The Pension Restoration Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Effective January 1, 2009, to comply with Internal Revenue Code Section 409A, payment of benefits under the Pension Restoration Plan commences the first of the month following a participant’s separation from service or six months following a participant’s separation from service if he is considered a specified employee. Also, benefit options under the Pension Restoration Plan include various actuarial equivalent annuity options. The factors for early retirement are the same as those under the Pension Plan.

(3) Executive Supplemental Benefit Plan

The Company’s Executive Supplemental Benefit Plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. The plan was originally adopted by TFAC in 1985 and has been amended a number of times since then. It was assumed by the Company on June 1, 2010, for its share of then current and retired plan participants, in connection with the separation from TFAC. Under the plan, as originally adopted, upon retirement at normal retirement date (the later of age 65 or completion of 10 years of service) the participant received a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” was determined for those three calendar years out of the last 10 years of employment preceding retirement in which final average compensation is the highest. Final average compensation included base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as Bonus RSUs, as described below).

Under the original plan, the benefit was reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan took into account covered compensation received until age 70, so that the retirement benefit of an executive who retired after normal retirement date was determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of the Company or one of its subsidiaries for at least 10 years and covered by the plan for at least five years. The original pre-retirement death benefit consisted of 10 annual payments, each of which equal to 50% of final average compensation. Subject to applicable legal rules, the Board of Directors can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. Also under the original plan, in the event of a “change-in-control” (as defined in the plan) of the Company, a participant who retired after the change-in-control would receive the same benefits as if he were retiring upon the attainment of his normal retirement date.

The Executive Supplemental Benefit Plan was amended in September 2005 to provide that participants who thereafter engage in competition with the Company, either during their employment with or following their departure from the Company, forfeit their right to receive any vested benefits under the plan. Competition is defined to include involvement with a competing business, the misappropriation, sale, use or disclosure of the Company’s trade secrets, confidential or proprietary information and solicitation of Company employees or customers.

To reduce the costs of the plan, the plan was further amended in October 2007. Among other changes, this amendment (i) reduced the normal retirement date to the latest of age 62, the date on which the participant completes 10 years of service and the date on which the participant was covered, in combination, by the plan or the Management Supplemental Benefit Plan for five years; (ii) changed the period over which “final average compensation” was determined to the five full calendar years preceding retirement; (iii) reduced the maximum benefit payable to a joint life and 50% survivor annuity benefit equal to 30% of final average compensation; (iv) eliminated any increased benefit for postponed retirement beyond the normal retirement date; and (v) provided for accelerated vesting only upon a change-in-control that is not approved by the Company’s incumbent Board of Directors. The benefit is reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. Participants who were vested as of the effective date of the amendment, November 1, 2007, are entitled to receive the higher of the benefit as calculated under the amended plan and the benefit to which the participant would have been entitled had he retired on October 31, 2007.

Finally, the plan was further amended effective January 1, 2011 to (i) close the plan to new participants; (ii) fix the period over which the “final average compensation” is calculated as the five-year period ending on December 31, 2010, irrespective of the participant’s actual retirement date; (iii) cap the maximum annual benefit at $500,000 for the Company’s chief executive officer and at $350,000 for all other participants; (iv) reduce the pre-retirement death benefit to 10 annual payments of 15% of “final average compensation” (which final average compensation is limited to the cap described above); and (v) provide 100% vesting in connection with a change in control and provide that, if within 36 months following the change in control, the participant’s employment is terminated by the Company without cause or by the participant for good reason the participant will be entitled to benefits equal to the benefits provided by the plan (subject to reductions for early retirement) or, if the participant is not yet eligible for early retirement, subject to an actuarial reduction.

Nonqualified Deferred Compensation

As reflected in the following table, certain of the named executive officers have elected to participate in the First American Financial Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) and/or elected to defer receipt of shares from RSUs granted under the First American Financial Corporation 2010 Incentive Compensation Plan:

Name	Executive Deferrals in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Amount of Deferred Compensation at Last FYE(3) ($)
Dennis J. Gilmore	$100,000	$0	$181,679	$0		$1,603,585
Kenneth D. DeGiorgio	$207,513	$0	$24,718	$0		$490,311
Christopher M. Leavell	$0	$0	$28,109	$124,907	(4)	$130,294
Max O. Valdes	$0	$0	$0	$0		$0
Mark E. Seaton	$0	$0	$0	$0		$0

(1)	Represents the amount contributed during the year to the Deferred Compensation Plan plus the value of any RSUs vested during the year but subject to deferred distribution.

(2)	Represents earnings or losses on participant-selected investment options in the Deferred Compensation Plan and/or the increase or decrease in the fair market value of the deferred RSUs, including dividend equivalents thereon. These amounts are not reflected in the Summary Compensation Table.

(3)	Of these balances, the following amounts were reported as compensation in the Company’s Summary Compensation Table contained in its prior proxy statements: For Mr. Gilmore, contributions of $100,000 and $100,000 in 2012 (in connection with his 2011 bonus) and 2011 (in connection with his 2010 bonus), respectively, to the Deferred Compensation Plan; For Mr. DeGiorgio, $114,154 of his March 3, 2011 Bonus RSU grant and $88,539 of his March 31, 2011 Long-Term Incentive RSU grant, which were subject to deferral. Additional amounts were contributed by the executives to the Deferred Compensation Plan prior to the Company’s separation from its former parent company in 2010.

(4)	Represents a distribution made to Mr. Leavell’s ex-wife pursuant to a domestic relations agreement.

The Deferred Compensation Plan offers to a select group of management and highly compensated employees the opportunity to elect to defer portions of their base salary, commissions and cash bonuses. A committee appointed by the Board of Directors is responsible for administering the plan. The plan is unfunded and unsecured. However, the Company informally funds the plan through variable universal life insurance and absorbs all insurance charges. The Company maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain retail mutual funds.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement death benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The death benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this death benefit. The Company maintains term life insurance policies to fund this enhanced pre-retirement death benefit.

Potential Payments upon Termination or Change-in-Control

The following tables describe payments and other benefits that would be provided to the named executive officers under the specified circumstances upon a change-in-control of the Company or their termination on December 31, 2012. For further discussion, see “Compensation Discussion and Analysis—VII. Employment Agreements and Post-Termination Payments.”

Dennis J. Gilmore

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$5,466,649	(1)	$0	$5,850,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$2,175,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$7,933,399		$14,231,216	$14,231,216		$11,635,766		$11,635,766
Benefit Continuation	$0	$0	$0		$0	$201,414	(5)	$0		$0
Enhanced Executive Supplemental Benefit Plan(6)	$0	$0	$0		$0	$6,755,710	(7)	$2,978,998	(8)	$6,971,722	(9)

Incremental Severance Sub-Total	$0	$0	$13,400,048		$14,231,216	$29,213,340		$14,614,764		$18,607,488
Previously Earned/Vested Amounts
Deferred Compensation Plan	$1,603,585	$1,603,585	$1,603,585		$0	$1,603,585		$1,678,585	(10)	$1,603,585
Vested Stock Options(11)(12)	$4,626,202	$0	$4,626,202		$4,626,202	$4,626,202		$4,626,202		$4,626,202
Vested 401(k) Savings Plan Balance	$621,441	$621,441	$621,441		$57,768	$621,441		$621,441		$621,441
Vested Pension Plan	$147,188	$147,188	$147,188		$0	$147,188		$72,422	(13)	$147,188

Total “Walk-Away” Value	$6,998,416	$2,372,214	$20,398,464		$18,915,186	$36,211,756		$21,613,414		$25,605,904

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(4)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and, with exception of the staking grant, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62). In the event of involuntary termination without cause (absent a change-in-control), death or disability, the prorated number of staking grant RSUs based on the total number of days elapsed between the June 1, 2010 grant date and the date of such Termination vest annually in three equal installments beginning June 1, 2013.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(6)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(7)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 3.91%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 3.91% discount rate.

(9)	Represents the present value of the benefit calculated using the following assumptions: 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 3.91% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents the sum of (a) the vested balance on December 31, 2012, of $1,603,585 and (b) a $75,000 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(11)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2012 of $24.09.

(12)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(13)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Kenneth D. DeGiorgio

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$2,839,225	(1)	$0	$2,900,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$850,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$2,792,370		$5,785,335	$5,785,335		$4,574,164		$4,574,164
Benefit Continuation	$0	$0	$0		$0	$164,935	(5)	$0		$0
Enhanced Executive Supplemental Benefit Plan(6)	$0	$0	$0		$0	$1,131,182	(7)	$1,109,516	(8)	$1,638,760	(9)

Incremental Severance Sub-Total	$0	$0	$5,631,595		$5,785,335	$10,831,452		$5,683,680		$6,212,924
Previously Earned/Vested Amounts
Deferred RSUs(10)	$311,869	$311,869	$311,869		$311,869	$311,869		$311,869		$311,869
Deferred Compensation Plan	$178,442	$178,442	$178,442		$0	$178,442		$790,817	(11)	$178,442
Vested 401(k) Savings Plan Balance	$429,970	$429,970	$429,970		$20,851	$429,970		$429,970		$429,970
Vested Pension Plan	$34,805	$34,805	$34,805		$0	$34,805		$17,379	(12)	$34,805

Total “Walk-Away” Value	$955,086	$955,086	$6,586,681		$6,118,055	$11,786,538		$7,233,715		$7,168,010

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(4)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and, with exception of the staking grant, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62). In the event of involuntary termination without cause (absent a change-in-control), death or disability, the prorated number of staking grant RSUs based on the total number of days elapsed between the June 1, 2010 grant date and the date of such Termination vest annually in three equal installments beginning June 1, 2013.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(6)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(7)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 3.91%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 3.91% discount rate.

(9)	Represents the present value of the benefit calculated using the following assumptions: 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 3.91% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents RSUs that would have otherwise vested had they not been deferred pursuant to a deferred compensation arrangement.

(11)	Represents the sum of (a) the vested balance on December 31, 2012, of $178,442 and (b) a $612,375 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(12)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Christopher M. Leavell

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason	Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$0	$0	$2,800,000	(1)	$0		$0
Bonus	$0	$0	$0	$0	$850,000	(2)	$0		$0
Accelerated Vesting of RSUs(3)	$0	$0	$2,686,292	$3,749,561	$3,749,561		$2,884,481		$2,884,481
Benefit Continuation	$0	$0	$0	$0	$141,325	(4)	$0		$0
Enhanced Executive Supplemental Benefit Plan(5)	$0	$0	$0	$0	$2,370,751	(6)	$1,375,638	(7)	$2,761,498	(8)

Incremental Severance Sub-Total	$0	$0	$5,605,524	$3,749,561	$9,911,637		$2,260,119		$5,645,979
Previously Earned/Vested Amounts
Deferred Compensation Plan	$130,294	$130,294	$130,294	$0	$130,294		$597,544	(9)	$130,294
Vested Stock Options(10)(11)	$96,188	$0	$96,188	$96,188	$96,188		$96,188		$96,188
Vested 401(k) Savings Plan Balance	$273,661	$273,661	$273,661	$0	$273,661		$273,661		$273,661
Vested Pension Plan	$74,949	$74,949	$74,949	$0	$74,949		$37,079	(12)	$74,949

Total “Walk-Away” Value	$575,092	$478,904	$6,180,616	$3,845,749	$10,486,729		$3,264,591		$6,221,071

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(2)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(3)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and, with the exception of the staking grant, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62). In the event of involuntary termination without cause (absent a change-in-control), death or disability, the prorated number of staking grant RSUs based on the total number of days elapsed between the June 1, 2010 grant date and the date of such Termination vest annually in three equal installments beginning June 1, 2013.

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(5)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(6)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 3.91%.

(7)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 3.91% discount rate.

(8)	Represents the present value of the benefit calculated using the following assumptions: 2013 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 3.91% and participant remains disabled until earliest retirement date at age 55.

(9)	Represents the sum of (a) the vested balance on December 31, 2012, of $130,294 and (b) a $467,250 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(10)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2012 of $24.09.

(11)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(12)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Max O. Valdes

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$2,160,901	(2)	$0	$2,150,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$625,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$1,069,644	$0	$1,069,644		$1,887,137	$1,887,137		$1,887,137		$1,887,137
Benefit Continuation	$0	$0	$0		$0	$204,540	(6)	$0		$0

Incremental Severance Sub-Total	$1,069,644	$0	$3,230,545		$1,887,137	$4,866,677		$1,887,137		$1,887,137
Previously Earned/Vested Amounts
Vested 401(k) Savings Plan Balance	$481,200	$481,200	$481,200		$49,430	$481,200		$481,200		$481,200
Vested Pension Plan	$252,694	$252,694	$252,694		$0	$252,694		$126,927	(7)	$252,694
Vested Pension Restoration Plan	$41,658	$41,658	$41,658		$0	$41,658		$20,999	(7)	$41,658
Vested Executive Supplemental Benefit Plan	$2,771,328	$0	$2,771,328		$0	$2,771,328		$0		$2,771,328

Total “Walk-Away” Value	$4,616,524	$775,552	$6,777,425		$1,936,567	$8,413,557		$2,516,263		$5,434,017

(1)	Voluntary termination would qualify as early retirement under the Executive Supplemental Benefit Plan. Under the plan, early retirement is defined as retirement at age 55 and satisfaction of the other vesting requirements. Under the Company’s RSU grant agreements, voluntary termination would qualify as early retirement.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(3)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(4)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(5)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62).

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(7)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Mark E. Seaton

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason	Without Termination	With Termination for Good Reason/ Without Cause		Death	Disability
Amounts due to Triggering Event
Severance	$0	$0	$0	$0	$1,300,000	(1)	$0	$0
Bonus	$0	$0	$0	$0	$350,000	(2)	$0	$0
Accelerated Vesting of RSUs(3)	$0	$0	$122,811	$244,586	$244,586		$244,586	$244,586
Benefit Continuation	$0	$0	$0	$0	$121,371	(4)	$0	$0

Incremental Severance Sub-Total	$0	$0	$122,811	$244,586	$2,015,957		$244,586	$244,586
Previously Earned/Vested Amounts
Vested 401(k) Savings Plan Balance	$121,269	$121,269	$121,269	$0	$121,269		$121,269	$121,269

Total “Walk-Away” Value	$121,269	$121,269	$244,080	$244,586	$2,137,226		$365,855	$365,855

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(2)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(3)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62).

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	All Other Compensation ($)		Total ($)
Anthony K. Anderson(2)	6,120	9,773	0		15,893
Hon. George L. Argyros	56,000	63,991	0		119,991
Hon. William G. Davis	80,000	63,991	66,320	(3)	210,311
James L. Doti	106,000	63,991	0		169,991
Lewis W. Douglas, Jr.	85,000	63,991	0		148,991
Parker S. Kennedy	172,967	63,991	0		236,958
Michael D. McKee	64,000	63,991	0		127,991
Thomas V. McKernan	64,000	63,991	0		127,991
Frank E. O’Bryan(4)	27,863	63,991	5,200	(5)	97,054
Herbert B. Tasker	70,000	63,991	0		133,991
Virginia M. Ueberroth	60,000	63,991	0		123,991

(1)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with accounting guidance, as discussed in Note 16 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Mr. Anderson was appointed to the Board of Directors on November 6, 2012.

(3)	Mr. Davis received 65,000 Canadian dollars for service on the board of directors of FCT Insurance Company Ltd., a Canadian subsidiary of the Company. In addition, Mr. Davis received 1,000 Canadian dollars for his participation in FCT’s Advisory Council meetings. The amounts were converted using the Interbank rate as of December 31, 2012, of 1 Canadian dollar to 1.00485 US dollars.

(4)	Mr. O’Bryan retired from the Board of Directors on May 15, 2012.

(5)	Mr. O’Bryan received $5,200 for serving on the board of directors of First American Trust F.S.B., a wholly-owned subsidiary of the Company.

The aggregate number of stock options and RSUs of the Company held by each non-employee director as of December 31, 2012 were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Anthony K. Anderson	0	402
Hon. George L. Argyros	11,645	7,839
Hon. William G. Davis	11,645	7,839
James L. Doti	11,645	7,839
Lewis W. Douglas, Jr.	11,645	7,839
Parker S. Kennedy	372,650	75,223
Michael D. McKee	0	6,416
Thomas V. McKernan	0	6,416
Frank E. O’Bryan	0	0
Herbert B. Tasker	11,645	7,839
Virginia M. Ueberroth	11,645	7,839

The table above reflects the aggregate compensation received during 2012 from the Company. For 2012, the compensation of non-employee directors consisted of several components. The annual cash retainer for 2012 for each non-employee director was $40,000. The grant value of the 2012 RSU grant was $64,000 (which grant value may vary slightly due to rounding). Directors joining the Board mid-year were provided a pro-rated award of RSUs. The fee paid for attending each Board of Directors and committee meeting was $2,000 for in person meetings and generally $1,000 for telephonic meetings. The annual compensation of the chairs of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee was $25,000, $15,000, and $10,000, respectively.

The lead independent director of the Company received $15,000. Directors may also receive additional compensation for serving on the board of directors of certain of the Company’s subsidiaries (payments are described in footnotes 3 and 5 to the table above).

On March 20, 2012 the Company granted to each non-management director $63,991 worth of RSUs, which vest over three years, subject to continued service on the Board. All outstanding awards vest upon retirement irrespective of length of service prior to such retirement. On December 20, 2012, Mr. Anderson received a pro rata award based on his November 6, 2012 date of appointment to the Board.

The Board of Directors has established a stock ownership guideline for non-employee directors whereby such directors are expected to own at least five times their cash annual retainer in Company common stock. RSUs issued to directors are included for purposes of meeting the guideline. Directors have five years to satisfy the guideline, measured from the later of the date the guideline was adopted (February 28, 2007) or commencement of their service.

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of this code of ethics is posted in the corporate governance section of the Company’s Web site at www.firstam.com. To the extent the Company waives or amends any provisions of this code of ethics, it will disclose such waivers or amendments on the above Web site. The Board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted to the Web site at the address stated above. Each of these codes is available in print to any stockholder who requests it. Such request should be sent to the Company’s secretary at 1 First American Way, Santa Ana, California 92707.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which have been posted in the corporate governance section of the Web site at www.firstam.com and are available in print to any stockholder who requests them. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Compensation Committee Interlocks and Insider Participation

During 2012 our Compensation Committee consisted of its current members, Messrs. Davis, Douglas, McKee and Tasker. Each member is not currently and has not formerly been an employee or officer of the Company and there were and are no compensation committee interlocks involving any of the members of the Compensation Committee.

Report of the Audit Committee

The Audit Committee of the Board of Directors reviews the Company’s accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The Board adopted a revised written charter for the Audit Committee on March 27, 2013. The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed them with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and be filed with the U.S. Securities and Exchange Commission.

Audit Committee James L. Doti, Chairman Thomas V. McKernan Herbert B. Tasker

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth details regarding equity securities of the Company that were authorized for issuance under equity compensation plans of the Company as of December 31, 2012.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands, except weighted-average exercise price)
Equity compensation plans approved by security holders	4,813	(1)	$15.70	8,979	(3)
Equity compensation not approved by security holders	—		$—	—

	4,813		$15.70	8,979

(1)	Consists of unexercised outstanding stock options and unvested or undistributed restricted stock units under the First American Financial Corporation 2010 Incentive Compensation Plan. See Note 16 to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012 for additional information.

(2)	Calculated solely with respect to outstanding unexercised stock options.

(3)	Consists of the sum of the shares remaining under the First American Financial Corporation 2010 Incentive Compensation Plan and the shares remaining under the Company’s Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC require our officers and directors, and persons who own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent stockholders are required by the SEC’s rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, since the filing of last year’s proxy statement, our officers, directors and greater-than-ten-percent beneficial owners complied with all such filing requirements, except that Anthony K. Anderson’s receipt of restricted stock units on December 20, 2012 was reported late on December 27, 2012, and a reportable event for Parker S. Kennedy not involving a purchase or sale of securities that occurred on June 28, 2011 was reported late on August 3, 2012.

Relationship with Independent Registered Public Accounting Firm

PwC has been selected by our Audit Committee as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. This firm has served as our independent accountants since our June 1, 2010 separation from The First American Corporation.

A representative of PwC is expected to be present at the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the stockholders.

Principal Accounting Fees and Services

The aggregate fees billed during 2011 and 2012 in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year	2011	2012
Audit Fees	$6,487,670	$6,250,708
Audit-Related Fees(1)	$714,772	$545,956
Tax Fees(2)	$825,037	$498,919
All Other Fees(3)	$189,832	$130,667

(1)	These fees were incurred primarily for employee benefit plan audits, procedures performed for SSAE16 reports, internal control reviews and consultations concerning financial accounting and reporting standards.

(2)	These fees were incurred for tax advice, compliance and planning.

(3)	These fees were incurred primarily for services related to software licensing, human resources benchmarking and the review and assessment of the applicability of certain government regulations. The amount for 2011 was revised to include $171,770 related to the review and assessment of the applicability of certain government regulations.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all engagements of the Company’s independent principal registered public accounting firm for audit and nonaudit services. Those engagements for which payment by the Company would exceed $25,000 for nonaudit services or $50,000 for audit services must be pre-approved by the Audit Committee or a designated member of that committee on an individual basis. The Audit Committee or its designee has pre-approved all engagements included in the “audit-related,” “tax” and “other” categories in the table above.

Stockholder Proposals

In order for a proposal by you or your fellow stockholders to be included in the proxy statement and form of proxy solicited by our Board for our next annual meeting of stockholders, the proposal must be received at our address indicated on the first page of this proxy statement no later than December 4, 2013.

If you wish to submit a proposal for consideration at next year’s annual meeting without including the same in the proxy statement and form of proxy solicited by our Board, you should inform our secretary no later than February 17, 2014, of your intention to do so. If you wait longer, the holders of the proxies solicited by our Board may vote on your proposal at their discretion. Proposals also must be submitted in accordance with the applicable provisions of the Company’s bylaws, including the notice provisions.

These deadlines assume that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one year anniversary of the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on Form 10-Q or on Form 8-K of the respective dates by which such proposals must be received.

Appraisal Rights

You are not entitled to appraisal rights in connection with the approval of the proposals to be voted upon at the meeting.

General Information

We will, upon the written request of any stockholder on the record date for the annual meeting, furnish without charge a copy of our annual report on Form 10-K filed with the SEC for the year 2012 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

The Board is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors Jeffrey S. Robinson Vice President and Secretary

Santa Ana, California

April 1, 2013

APPENDIX A

First American Financial Corporation

Amended and Restated 2010 Employee Stock Purchase Plan

FIRST AMERICAN FINANCIAL CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated effective July 1, 2013

1. Purpose.

The purpose of the Plan is to provide employees of the Corporation and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Corporation through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Corporation.

(d) “Committee” shall mean the Corporation’s Administrative Benefits Plan Committee.

(e) “Company” shall mean the Corporation, and any Designated Subsidiary of the Company.

(f) “Corporation” shall mean First American Financial Corporation, a Delaware corporation.

(g) “Compensation” shall mean an Employee’s base pay, inclusive of overtime and any employer paid leave, and all types of cash bonuses or commissions. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: severance pay, prizes, relocation or housing allowances, stock option exercises, stock appreciation right payments, the vesting or grant of restricted stock, the payment of stock units, performance awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Company. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation, including the forms of pay to be included in Compensation for Designated Subsidiaries and Employees outside of the United States, and may change the definition of Compensation on a prospective basis, so long as any such determination, approval or change is consistent with Section 423(b)(5) of the Code.

(h) “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” shall mean any individual who is an employee of the Company for tax purposes on the first day of an Offering Period, or who becomes such an employee of the Company during an Offering Period prior to the Exercise Date of the Offering Period. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(j) “Exercise Date” shall mean the last day of each Offering Period.

(k) “Fair Market Value” shall mean, unless otherwise determined or provided by the Committee in the circumstances consistent with Section 423(b)(5) of the Code, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange for the Exercise Date (or any other applicable date) or, if no sales of Common Stock were reported by the New York Stock Exchange on that date, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange for the next preceding day on which sales of Common Stock were reported by the New York Stock Exchange.

(l) “Grant Date” shall mean the first day of the applicable Offering Period.

(m) “Offering Period” shall mean a period of approximately one (1) calendar quarter during which an option granted pursuant to the Plan may be exercised. The first Offering Period under the amended and restated Plan will commence on July 1, 2013 and terminate on the last Trading Day in the quarter ended September 30, 2013. Thereafter, subsequent Offering Periods, if any, will commence on the first Trading Day of each calendar quarter and terminate on the last Trading Day of that quarter. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(n) “Plan” shall mean this 2010 Employee Stock Purchase Plan, as amended and restated.

(o) “Purchase Price” shall mean an amount equal to 85% of the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period or the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period, provided, however, that the Board, the Committee or Corporation’s Chief Executive Officer may provide prior to the start of any Offering Period that the Purchase Price for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period, or (2) the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period, or (3) the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period or the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period. The Purchase Price may be adjusted by the Board, the Committee or the Corporation’s Chief Executive Officer pursuant to Section 19.

(p) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Corporation or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary. In all cases the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(q) “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3. Eligibility.

(a) Any Employee who is at least eighteen (18) years of age and who shall be employed by the Company on the Grant Date shall be eligible to participate in the Plan for that Offering Period. The Committee may, in its discretion, determine that, Employees whose customary employment is for not more than twenty (20) hours per week and/or five (5) months in any calendar year are not eligible to participate in the Plan. In addition, the Committee may also exclude Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) from participating in the Plan for any applicable Offering Period if the grant of an option to such an Employee is prohibited under the laws of the foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan to violate the provisions of Section 423 of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase capital stock of the Corporation or of any Subsidiary possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of any Subsidiary then issued and outstanding, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Corporation or of any Subsidiary accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted (generally, the Grant Date)) for each calendar year in which such option is outstanding at any time, in accordance with Section 423(b)(8) of the Code.

4. Offering Periods.

The Plan shall be implemented by consecutive quarterly Offering Periods with the first offering period under the amended and restated Plan commencing on July 1, 2013, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Committee or Corporation’s Chief Executive Officer shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter and the duration of the Offering Period complies with Section 423(b)(7) of the Code.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing such electronic or written enrollment form(s) or procedure(s) as the Committee may require from time to time, on or before the date designated by the Committee.

(b) Payroll deductions for a participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) (or such other limit as the Committee or Corporation’s Chief Executive Officer may establish prior to the start of the applicable Offering Period) of the Compensation which he or she receives on each pay day during the Offering Period. Unless otherwise provided by the Committee, payroll deductions may be made on the basis of a percentage of compensation (in whole percentages only). The Committee may, however, require or permit deductions to be expressed as flat dollar contributions, which contributions shall not exceed $7,000 per Offering Period (or such other limit as the Committee or Corporation’s Chief Executive Officer may establish prior to the start of the applicable Offering Period).

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions by completing or filing with the Committee, pursuant to such administrative procedures as may be implemented by the Committee from time to time, a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion and in a uniform manner applied to all participants, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following the administrative deadline established by the Committee. A participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be refunded to the participant, or decreased to zero percent (0%), at any time.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Corporation’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, if any.

7. Grant of Option.

On the Grant Date, each participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Corporation’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that (a) the maximum number of shares that may be purchased by an Employee with respect to an Offering Period is 1,000 shares and (b) such purchase shall also be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Committee or Corporation’s Chief Executive Officer shall have the power to amend, in a uniform manner applicable to all participants, the individual award limit contained in clause (a) of the preceding sentence without stockholder approval effective no earlier than the first Offering Period commencing after the adoption of such amendment. All participants shall receive an option with the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period (including any shortened Offering Period pursuant to Section 18).

8. Exercise of Option.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall be full or fractional shares as determined by the Committee. If the Committee determines not to permit the issuance of fractional shares, unless the Committee elects to refund any amounts representing a fractional share, any amounts representing a fractional share that have been credited to a participant’s account shall be carried forward to the next Offering Period, subject to the participant’s right to withdraw from the Plan as provided in Section 10 hereof. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Corporation shall arrange the delivery to each participant, as appropriate, of the shares purchased upon exercise of his or her option. Delivery of such shares shall be made either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion.

10. Withdrawal.

(a) A participant may withdraw from the Plan and receive a refund of the payroll deductions credited to his or her account at any time by giving notice to the Committee on the form designated by the Committee, or pursuant to such administrative procedures as may be implemented by the Committee from time to time, on or before the date designated by the Committee. If a participant withdraws from the Plan, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Committee a new enrollment form as provided in Section 5.

(b) A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.

Upon a participant’s ceasing to be an eligible Employee for any reason, he or she shall, subject to Section 10, continue to participate in the Offering Period during which such cessation occurs until the earlier of the next Exercise Date following such cessation or the date that is three months following such cessation, provided, however, that no additional payroll deductions or other amounts shall be credited to such participant’s account following the date the participant ceases to be an eligible Employee. If as a result of the three month limitation in the preceding sentence, a participant ceases to be eligible to participate in an Offering Period before the Exercise Date for that Offering Period, the participant shall receive a refund of the payroll deductions credited to his or her account and the participant’s outstanding options shall terminate. Such cessation shall occur immediately upon the date a participant ceases to be an eligible Employee if the end of the Offering Period then in effect is scheduled to occur more than three months after the date a participant ceases to be an eligible Employee. For purposes of the Plan, if a Designated Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of the Plan on the date that the Designated Subsidiary ceased to be a Subsidiary, unless the person continues as an employee of the Corporation or another Designated Subsidiary.

12. Interest.

No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Corporation as provided in Section 18 hereof, the maximum number of shares of the Corporation’s Common Stock which shall be made available for sale under the Plan shall be five million (5,000,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant shall have no interest or dividend or voting rights with respect to shares covered by his or her option until such option has been exercised and shares have been delivered pursuant to Section 9 hereof.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

14. Administration.

The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee may delegate the routine day-to-day administration of the Plan to other persons or organizations, including to any employee of the Company. Notwithstanding the foregoing, any rights or responsibilities given to the Committee under the Plan may be exercised by the Board, in its discretion.

15. Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation or Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16. Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports.

Individual accounts shall be maintained for each participant in the Plan. Electronic or written statements of account, as determined by the Committee or its designee from time to time, shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other stock) that thereafter may be made the subject of options (including the share limit set forth in Section 13 and the maximum number of shares each participant may purchase per Offering Period set forth in Section 7), (2) the number, amount and type of shares of Common Stock (or other stock) subject to any outstanding options, (3) the Purchase Price of any outstanding options, and/or (4) the stock deliverable upon exercise of any outstanding options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding options. It is intended that any adjustments contemplated by this paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation, Section 424 of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 18(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b) Dissolution or Liquidation. Upon the occurrence of the proposed dissolution or liquidation of the Corporation, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Corporation’s proposed dissolution or liquidation. The Committee shall notify each participant, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Corporate Transactions. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); or any other similar event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), the Committee may make provision for the assumption, substitution, or exchange of the outstanding options based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, unless the Committee has made a provision for the assumption, substitution, exchange or other continuation or settlement of the outstanding options or the outstanding options would otherwise continue in accordance with their terms in the circumstances, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the transaction described in this Section 18(c). The Committee shall notify each participant, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19. Amendment or Termination.

(a) The Board, Chief Executive Officer and/or the Committee may at any time and for any reason suspend, terminate or amend the Plan. Except as provided in Section 18, no such termination shall adversely affect options previously granted, provided that an Offering Period may be terminated by the Board, Committee or Corporation’s Chief Executive Officer on any Exercise Date if the Board, Committee or Corporation’s Chief Executive Officer determines that the termination of the Offering Period or the Plan is in the best interests of the Corporation and its stockholders. Except as provided in Section 18 and Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval of any suspension, termination, or amendment of the Plan in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected”:

(i) the Committee shall be entitled to add or delete Designated Subsidiaries to be eligible to participate in the Plan, exclude Employees from being eligible to participate in the Plan pursuant to Section 3, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan; and

(ii) prior to the start of any Offering Period, the Committee or the Corporation’s Chief Executive Officer may change the Offering Periods, change the Purchase Price, change the maximum number of shares that may be purchased by an Employee with respect to an Offering Period, and may add, change or eliminate any holding period.

(c) In the event the Board, Committee or Corporation’s Chief Executive Officer determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board, Committee or Corporation’s Chief Executive Officer may, in its discretion and, to the extent necessary or desirable in a manner consistent with the requirements of Section 423 of the Code, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) alter the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shorten any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the action; and/or

(iii) allocate shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices.

All notices or other communications by a participant to the Company or Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee pursuant to such administrative procedures as may be implemented by the Committee from time to time (or in writing to the extent no other applicable notice procedures are then in effect).

21. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance if such approval is determined to be necessary or advisable by the Corporation.

(b) Holding Period after Exercise of Option. The Committee or the Corporation’s Chief Executive Officer, at its sole discretion, may add, change or eliminate a holding period prior to the start of any Offering Period.

22. Term of Plan.

This amendment and restatement of the Plan shall become effective July 1, 2013, subject to approval by the stockholders of the Corporation within twelve months after this amendment and restatement is adopted. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof. An Offering Period may commence under the Plan prior to the approval of the Plan by the stockholders of the Corporation, provided that all options granted in any such Offering Period shall be subject to the approval of the Plan by the stockholders of the Corporation and such options shall terminate (and payroll deductions previously credited shall be refunded) if such stockholder approval is not obtained.

23. Governing Law.

This Plan shall be governed by the laws of the State of Delaware.

24. No Enlargement of Employee Rights.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary, or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

25. Rules for Foreign Jurisdictions.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, consistent with the requirements under Section 423(b)(5) of the Code. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Committee may also adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

26. Separate Offerings

To the extent that employees of the Corporation and one or more Subsidiaries are eligible to participate in any Offering Period, the offering of options to the eligible employees of the Corporation and each Subsidiary shall be treated as separate offerings under the Plan.

27. Notice of Sale

Any person who has acquired shares under the Plan shall give prompt written notice to the Corporation of any sale or other transfer of the shares if such sale or transfer occurs (1) within the two-year period after the Grant Date of the option with respect to which such shares were acquired, or (2) within the twelve-month period after the Exercise Date of the Offering Period with respect to which such shares were acquired.

28. Additional Restrictions of Rule 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934, as amended, with respect to Plan transactions.

29. Equal Rights and Privileges.

All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Corporation or the Committee be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.

ARTESIA
FRWY
RIVERSIDE
FRWY
GARDEN
GROVE
FRWY
MESA
JAMBOREE RD
BRISTOL ST
MAIN ST
FIRST AMERICAN HOME OFFICE
MACARTHUR
BEACH BLVD
COSTA
JOHN WAYNE AIRPORT
JAMBOREE RD
SAN JOAQUIN HILLS TRANS CORR
LAGUNA CYN
COAST HWY
COLUMBINE AVE
MAPLE
HALLADAY
S. MAIN ST
FIRST AMERICAN S
MACARTHUR PL
FIRST AMERICAN WAY
MACARTHUR BLVD
1 First American Way

From San Diego: Take I-5 north, transition to I-405 north to 55 north. Exit MacArthur Blvd., turn left under freeway to MacArthur Place. Right to First American Way.

From Los Angeles: Take I-5 south, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

From Riverside: Take 91 west, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 14, 2013

1:00 p.m. Pacific Time

At the home office of

First American Financial Corporation

1 First American Way, Santa Ana, California 92707

Your Vote Is Important to the Company!

First American Financial Corporation	proxy
1 First American Way
Santa Ana, California 92707

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2013.

The undersigned stockholder of First American Financial Corporation hereby revokes all previously granted proxies and appoints Dennis J. Gilmore and Kenneth D. DeGiorgio, and each of them, with power to each of substitution, to attend the annual meeting of the stockholders of said corporation to be held May 14, 2013, at 1:00 p.m. Pacific Time at the home office of First American Financial Corporation, 1 First American Way, Santa Ana, California, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR ALL ITEMS.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/faf

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 13, 2013.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 13, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò     Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of Class III directors:	01 Anthony K. Anderson 03 Mark C. Oman 02 Parker S. Kennedy	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory Vote to Approve Executive Compensation.	☐	For	☐	Against	☐	Abstain

3.	Approval of the Amended and Restated First American Financial Corporation 2010 Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.